Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

DATED AS OF FEBRUARY 8, 2010

AMONG

ENCORE CAPITAL GROUP, INC.

THE LENDERS FROM TIME TO TIME PARTIES HERETO

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT

J.P. MORGAN SECURITIES INC. AND BANC OF AMERICA SECURITIES LLC,

AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1.	Certain Defined Terms	1
1.2.	Plural Forms	22

ARTICLE II THE CREDITS		22

2.1.	Revolving Loan Commitments	22
2.2.	Required Payments; Termination	22
2.3.	Ratable Loans; Types of Advances	23
2.4.	Swing Line Loans	23
2.5.	Commitment Fee; Aggregate Revolving Loan Commitment	25
2.6.	Minimum Amount of Each Advance	27
2.7.	Optional Principal Payments	28
2.8.	Method of Selecting Types and Interest Periods for New Advances	28
2.9.	Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurodollar Advances After Default	28
2.10.	Changes in Interest Rate, etc.	29
2.11.	Rates Applicable After Default	29
2.12.	Method of Payment	30
2.13.	Noteless Agreement; Evidence of Indebtedness	30
2.14.	Telephonic Notices	31
2.15.	Interest Payment Dates; Interest and Fee Basis	31
2.16.	Notification of Advances, Interest Rates, Prepayments and Revolving Loan Commitment Reductions; Availability of Loans	31
2.17.	Lending Installations	31
2.18.	Non-Receipt of Funds by the Administrative Agent	32
2.19.	Replacement of Lender	32
2.20.	Facility LCs	33
2.21.	Defaulting Lenders	37

ARTICLE III YIELD PROTECTION; TAXES		39

3.1.	Yield Protection	39
3.2.	Changes in Capital Adequacy Regulations	40
3.3.	Availability of Types of Advances	40
3.4.	Funding Indemnification	40
3.5.	Taxes	41
3.6.	Lender Statements; Survival of Indemnity	43
3.7.	Alternative Lending Installation	43

ARTICLE IV CONDITIONS PRECEDENT		43

4.1.	Effectiveness of this Agreement	43
4.2.	Each Credit Extension	45

ARTICLE V REPRESENTATIONS AND WARRANTIES		45

5.1.	Existence and Standing	45
5.2.	Authorization and Validity	45
5.3.	No Conflict; Government Consent	46
5.4.	Financial Statements	46
5.5.	Material Adverse Change	46
5.6.	Taxes	46
5.7.	Litigation and Contingent Obligations	46
5.8.	Subsidiaries	47
5.9.	ERISA	47
5.10.	Accuracy of Information	47
5.11.	Regulation U	47
5.12.	Material Agreements	47
5.13.	Compliance With Laws	48
5.14.	Ownership of Properties	48
5.15.	Plan Assets; Prohibited Transactions	48
5.16.	Environmental Matters	48
5.17.	Investment Company Act	48
5.18.	Insurance	48
5.19.	No Default or Unmatured Default	48
5.20.	SDN List Designation	48

ARTICLE VI COVENANTS		49

6.1.	Financial Reporting	49
6.2.	Use of Proceeds	51
6.3.	Notice of Default	51
6.4.	Conduct of Business	51
6.5.	Taxes	51
6.6.	Insurance	51
6.7.	Compliance with Laws	52
6.8.	Maintenance of Properties	52
6.9.	Inspection; Keeping of Books and Records	52
6.10.	Restricted Payments	52
6.11.	Merger or Dissolution	53
6.12.	Sale of Assets	53
6.13.	Investments and Acquisitions	54
6.14.	Indebtedness	55
6.15.	Liens	57
6.16.	Affiliates	58
6.17.	Financial Contracts	58
6.18.	Subsidiary Covenants	58
6.19.	Contingent Obligations	59
6.20.	Subordinated Indebtedness and Amendments to Subordinated Note Documents	59
6.21.	Leverage Ratios	60
6.22.	Interest Coverage Ratio	60
6.23.	Capital Expenditures	60

6.24.	Rentals	60
6.25.	Guarantors	60
6.26.	Collateral	61
6.27.	Sale and Leaseback Transactions	61
6.28.	Acquisitions of Receivables Portfolios	61
6.29.	Government Regulation	61
6.30.	Liquidity	62

ARTICLE VII DEFAULTS		62

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		64

8.1.	Acceleration	64
8.2.	Amendments	65
8.3.	Preservation of Rights	66

ARTICLE IX GENERAL PROVISIONS		66

9.1.	Survival of Representations	66
9.2.	Governmental Regulation	66
9.3.	Headings	67
9.4.	Entire Agreement	67
9.5.	Several Obligations; Benefits of this Agreement	67
9.6.	Expenses; Indemnification	67
9.7.	Numbers of Documents	68
9.8.	Accounting	68
9.9.	Severability of Provisions	68
9.10.	Nonliability of Lenders	68
9.11.	Confidentiality	69
9.12.	Lenders Not Utilizing Plan Assets	70
9.13.	Nonreliance	70
9.14.	Disclosure	70
9.15.	Performance of Obligations	70
9.16.	USA Patriot Act Notification	71

ARTICLE X THE ADMINISTRATIVE AGENT		71

10.1.	Appointment; Nature of Relationship	71
10.2.	Powers	71
10.3.	General Immunity	71
10.4.	No Responsibility for Loans, Recitals, etc.	72
10.5.	Action on Instructions of Lenders	72
10.6.	Employment of Agents and Counsel	72
10.7.	Reliance on Documents; Counsel	72
10.8.	Administrative Agent’s Reimbursement and Indemnification	72
10.9.	Notice of Default	73
10.10.	Rights as a Lender	73
10.11.	Lender Credit Decision	73
10.12.	Successor Administrative Agent	73

10.13.	Administrative Agent and Arrangers’ Fees	74
10.14.	Delegation to Affiliates	74
10.15.	Co-Agents, Documentation Agent, Syndication Agent, etc.	74
10.16.	Collateral Documents	74
10.17.	Reports	75

ARTICLE XI SETOFF; RATABLE PAYMENTS		76

11.1.	Setoff	76
11.2.	Ratable Payments	76

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		76

12.1.	Successors and Assigns	76
12.2.	Participations	77
12.3.	Assignments	78
12.4.	Dissemination of Information	79
12.5.	Tax Treatment	79

ARTICLE XIII NOTICES		79

13.1.	Notices; Effectiveness; Electronic Communication	79
13.2.	Change of Address, Etc.	80

ARTICLE XIV COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION		80

14.1.	Counterparts; Effectiveness	80
14.2.	Electronic Execution of Assignments	81

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		81

15.1.	CHOICE OF LAW	81
15.2.	CONSENT TO JURISDICTION	81
15.3.	WAIVER OF JURY TRIAL	81

CREDIT AGREEMENT

This Credit Agreement, dated as of February 8, 2010, is entered into by and among Encore Capital Group, Inc., a Delaware corporation, the Lenders, the LC Issuer and JPMorgan Chase Bank, N.A., a national banking association, as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 9.8 hereof.

“Accounts” means and includes all of the Borrower’s and each Subsidiary’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of the Borrower or such Subsidiary to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guarantees with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Acquisition” means any transaction or any series of related transactions, other than a Permitted Restructuring or purchases or acquisitions of Receivables Portfolios in the ordinary course of business, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company of any Person; provided, however, that the following shall not be considered “Acquisitions”: (a) any asset purchase consisting solely of Receivables Portfolios and (b) the purchase of stock of an entity (1) the assets of which consist solely of Receivables, (2) which has not engaged in the conduct of business and (3) which has no Indebtedness.

“Adjusted Available Aggregate Revolving Loan Commitment” means, at any time, the lesser of (i) Aggregate Revolving Loan Commitment and (ii) the Borrowing Base, in each case as then in effect.

“Administrative Agent” means JPMorgan in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, as Administrative Agent, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder consisting of the aggregate amount of several Revolving Loans (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Lenders.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as may be increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Three Hundred Twenty-Seven Million Five Hundred Thousand and 00/100 Dollars ($327,500,000).

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the greatest of (a) the Prime Rate for such day, (b) the sum of the Federal Funds Effective Rate for such day plus  1/2% per annum and (c) the sum of (i) the quotient of (x) the Eurodollar Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day), divided by (y) one minus the Reserve Requirement (expressed as a decimal) applicable to such one month Interest Period, plus (ii) 1% per annum; provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day shall be based on the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported on Reuters Screen LIBOR01 Page or, if such service is not available, by any other generally recognized financial information service as of 11:00 a.m. (London time) on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, respectively.

“Amortized Collections” means, for any period, the aggregate amount of collections from receivable portfolios (including that portion attributable to sales of receivables) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, in accordance with Agreement Accounting Principles, that are not included in consolidated revenues by reason of the application of such collections to principal of such receivable portfolios (for purposes of illustration only, the Amortized Collections have been most recently identified in the amount of $187,726,000 as the aggregate of “Collections applied to investment of receivable portfolios, net” and “Provision for impairment on receivable portfolios, net” in the Borrower’s consolidated statement of cash flows for the period ended December 31, 2009 as reflected in the Borrower’s Form 10-K for such period).

“Applicable Fee Rate” means, with respect to the Commitment Fee at any time, the percentage rate per annum which is applicable at such time with respect to such fee as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Applicable Pledge Percentage” means 100%, but 65% in the case of a pledge of capital stock of a Foreign Subsidiary to the extent a 100% pledge would cause a Deemed Dividend Problem or a Financial Assistance Problem.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, J.P. Morgan Securities Inc., Banc of America Securities LLC and each of their successors, in their capacities as Joint Lead Arrangers and Joint Book Runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means, with respect to the Borrower or any Subsidiary, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a Sale and Leaseback Transaction, and including the sale or other transfer of any of the capital stock or other equity interests of such Person or any Subsidiary of such Person) to any Person other than the Borrower or any of its wholly-owned Subsidiaries other than (i) the sale of Receivables in the ordinary course of business (so long as, after giving effect to each such sale, the Borrower makes the required prepayments and/or reinvestment of proceeds required under Section 2.2(b)), (ii) the sale or other disposition of any obsolete, excess, damaged or worn-out Equipment disposed of in the ordinary course of business, (iii) leases of assets in the ordinary course of business consistent with past practice and (iv) sales or dispositions of assets outside the ordinary course of business with an aggregate fair market value not to exceed, during the term of this Agreement, $10,000,000.

“Assignment Agreement” is defined in Section 12.3.1.

“Authorized Officer” means any of the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Treasurer, Assistant Treasurer or Controller of the Borrower, or such other officer of the Borrower as may be designated by the Borrower in writing to the Administrative Agent from time to time, acting singly.

“Available Aggregate Revolving Loan Commitment” means, at any time, the Aggregate Revolving Loan Commitment then in effect minus the Aggregate Outstanding Revolving Credit Exposure at such time.

“Banking Services” means each and any of the following bank services provided to the Borrower or any of its Subsidiaries by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any of its Subsidiaries in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Borrower” means Encore Capital Group, Inc., a Delaware corporation, and its permitted successors and assigns (including, without limitation, a debtor in possession on its behalf).

“Borrowing Base” means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Administrative Agent on or prior to such date, equal to the lesser of (1) (x) 30% of Estimated Remaining Collections (exclusive of any Receivables in any Receivables Portfolio that are not Eligible Receivables) as of the last day of the month for which such Borrowing Base Certificate was provided minus (y) to the extent the Borrowing Base is being calculated on or after June 19, 2010 and so long as the Existing Unsecured Notes are outstanding, the aggregate outstanding principal amount of the Existing Unsecured Notes plus (z) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalent Investments (not to exceed the amount computed under the preceding clause (y)) maintained by the Borrower or any of its Subsidiaries as of the last day of the month for which such Borrowing Base Certificate was provided and (2) the product of the net book value of all Receivables Portfolios acquired by any Credit Party on or after January 1, 2005 multiplied by 95%.

“Borrowing Base Certificate” means a certificate, in substantially the form of Exhibit H hereto, setting forth the Borrowing Base and the component calculations thereof.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Phoenix, Arizona for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Phoenix, Arizona for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Buying Lender” is defined in Section 2.5.3(ii).

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles, but excluding, solely for the fiscal year in which each Acquisition is consummated, any such expenditures of any Person or business acquired pursuant to such Acquisition.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Cash Flow Leverage Ratio” is defined in Section 6.21.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower; (ii) other than pursuant to a transaction permitted hereunder, the Borrower shall cease to own, directly or indirectly and free and clear of all Liens or other encumbrances, all of the outstanding shares of voting stock of the Guarantors on a fully diluted basis; or (iii) the majority of the Board of Directors of the Borrower fails to consist of Continuing Directors. No Permitted Restructuring shall constitute a Change of Control.

“Closing Date” means February 8, 2010.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral” means all Property and interests in Property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted (or is required to be granted pursuant to the terms hereof) to the Administrative Agent, for the benefit of the Holders of Secured Obligations, whether under the Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, the Pledge and Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other security agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment and Acceptance” is defined in Section 2.5.3(i).

“Commitment Increase Notice” is defined in Section 2.5.3(i).

“Commitment Fee” is defined in Section 2.5.1.

“Commitment Schedule” means the Schedule identifying each Lender’s Revolving Loan Commitment as of the Closing Date attached hereto and identified as such.

“Consolidated EBIT” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense (whether actual or contingent), (ii) expense for taxes paid or accrued and (iii) any extraordinary losses minus, to the extent included in Consolidated Net Income, (a) interest income, (b) any extraordinary gains, (c) the income of any JV Entity or any other Person (1) in which any Person other than the Borrower or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest and (2) to the extent the Borrower or any of its Subsidiaries does not control the Board of Directors or other governing body of such JV Entity or Person or otherwise does not control the declaration of a dividend or other distribution by such JV Entity or Person, except in each case to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such JV Entity or Person during the relevant period and (d) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or distributions (including via intercompany advances or other intercompany transactions but in each case up to and not exceeding the amount of such income) by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated EBITDA” means Consolidated Net Income plus, (1) to the extent not included in such revenue, Amortized Collections, and (2) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense (whether actual or contingent), (ii) expense for taxes paid or accrued, (iii) depreciation expense, (iv) amortization expense, (v) any extraordinary losses, and (vi) non-cash charges arising from compensation expense as a result of the adoption of amendments to Agreement Accounting Principles requiring certain stock based compensation to be recorded as an expense within the Borrower’s consolidated statement of operations, minus, to the extent included in Consolidated Net Income, (a) interest income, (b) any extraordinary gains, (c) the income of any JV Entity or any other Person (1) in which any Person other than the Borrower or any of its Subsidiaries has a joint interest or a partnership interest or other ownership interest and (2) to the extent the Borrower or any of its Subsidiaries does not control the Board of Directors or other governing body of such JV Entity or Person or otherwise does not control the declaration of a dividend or other distribution by such JV Entity or Person, except in each case to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such JV Entity or Person during the relevant period and (d) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or distributions (including via intercompany advances or other intercompany transactions but in each case up to and not exceeding the amount of such income) by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

“Consolidated Indebtedness” means, at any time, the Indebtedness of the Borrower and its Subsidiaries that would be reflected on a consolidated balance sheet of Borrower prepared in accordance with Agreement Accounting Principles as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense and contingent interest expense of the Borrower and its Subsidiaries (including that portion attributable to Capital Leases) calculated on a consolidated basis for such period, in accordance with Agreement Accounting Principles.

“Consolidated Net Income” means, with reference to any period, (i) the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles and (ii) without duplication with the net income (or loss) described in the foregoing clause (i), the actual amount of dividends or other distributions actually paid during such period to the Borrower or any of its Subsidiaries by a JV Entity.

“Consolidated Net Worth” means at any time, with respect to any Person, the consolidated stockholders’ equity of such Person and its Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles.

“Consolidated Rentals” means, with reference to any period, the Rentals of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Tangible Assets” means Consolidated Total Assets minus any Intangible Assets.

“Consolidated Tangible Net Worth” means at any time, with respect to any Person, the consolidated stockholders’ equity of such Person and its Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles minus any Intangible Assets.

“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder (including the deemed issuance of Existing Letters of Credit on the Closing Date).

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Credit Party” means, at any time, any of the Borrower and any Person which is a Guarantor at such time.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary for U.S. federal income tax purposes and the effect of such repatriation causing adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Facility LCs or Swing Line Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the LC Issuer, the Swing Line Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Facility LCs and Swing Line Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disqualified Stock” means any capital stock or other equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Revolving Loan Termination Date.

“Dollar”, “dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of any Person organized under the laws of a jurisdiction located in the United States of America.

“Effective Commitment Amount” is defined in Section 2.5.3(i).

“Eligible Receivables” of any Credit Party shall mean, as of any date of determination, (i) Receivables owned by a Credit Party as of the Closing Date, which Receivables were included in the Borrowing Base under the Existing Credit Agreement as of the Closing Date and (ii) Receivables purchased by a Credit Party on or after the Closing Date to the extent such Receivable is owned, or to be purchased by such Credit Party by applying the proceeds of a Credit Extension within five (5) Business Days of the making of such Credit Extension, and in the case of both (i) and (ii) that is payable in Dollars and in which the Administrative Agent has, or upon purchase by such Credit Party, will have, for the benefit of the Holders of Secured Obligations, a first-priority perfected security interest pursuant to the Collateral Documents, other than any such Receivable:

(a) that is not an existing obligation for which sufficient consideration has been given;

(b) with respect to which such Credit Party does not (or will not, upon the closing of the relevant purchase thereof) have good and marketable title pursuant to a legal, valid and binding bill of sale or purchase agreement entered into by such Credit Party or assignment to such Credit Party;

(c) that has been repurchased by, or returned or put-back to, the Person from whom such Credit Party acquired such Receivable and such Receivable has not subsequently been replaced with a new Receivable of at least comparable value acquired from such Person;

(d) all or any portion of which is subject to any Lien (except the Lien in favor of the Administrative Agent under the Collateral Documents);

(e) that is due from or has been originated by any Subsidiary or Encore Affiliate;

(f) that is not a type of collateral for which a security interest can be perfected by filing pursuant to Article 9 of the Uniform Commercial Code as then in effect in the State of New York; and

(g) that is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America unless such Receivable is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of the Administrative Agent or (ii) the government of the United States of America, or any department, agency, public corporation, or instrumentality or any agency or instrumentality thereof, including any agency or instrumentality which is obligated to make payment with respect to Medicare, Medicaid or other Receivables representing amounts owing under any other program established by federal, State, county, municipal or other local law which requires that payments for healthcare services be made to the provider of such services in order to comply with any applicable “anti-assignment” provisions, provider agreement or federal, State, county, municipal or other local law, rule or regulation.

“Encore Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with the Borrower. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of 10% or more of any class of voting securities (or other ownership interests) of the controlled Person and possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equipment” means all of the Borrower’s and each Subsidiary’s present and future (i) equipment, including, without limitation, machinery, manufacturing, distribution, data processing and office equipment, assembly systems, tools, molds, dies, fixtures, appliances, furniture, furnishings, vehicles, vessels, aircraft, aircraft engines, and trade fixtures, (ii) other tangible personal property (other than inventory), and (iii) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

“Equipment Financing Transactions” means the secured equipment financing arrangements of the Credit Parties set forth on Schedule 6.14.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations promulgated thereunder.

“Estimated Remaining Collections” means, as of any date, the aggregate amount of gross remaining cash collections which any Credit Party anticipates to receive from a Receivables Portfolio or as otherwise referred to by the Borrower as the total amount of “Estimated Remaining Gross Collections”, determined and reported by the Borrower pursuant to its financial statements and other reporting to the Lenders as described in Section 6.1 (it being understood and agreed that (i) such amount shall be calculated by the Borrower in accordance with Agreement Accounting Principles and in a manner consistent with the Borrower’s past practice and with the methodology used in the reporting of Estimated Remaining Collections in the Borrower’s public filings with the Securities and Exchange Commission, (ii) the manner and method of computing Estimated Remaining Collections and all assumptions made in connection therewith shall be explained to each Lender in reasonably full detail upon such Lender’s request and (iii) any deviation from the current method and assumptions used in computing Estimated Remaining Collections are subject to approval by the Supermajority Lenders in their discretion).

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported on Reuters Screen LIBOR01 Page or, if such service is not available, by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMorgan or one of its affiliate banks offers to place deposits in Dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of JPMorgan’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Revolving Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin then in effect, changing as and when the Applicable Margin changes.

“Excluded Subsidiaries” means the JV Entities and any other successor or transferee JV Entities created in connection with a Permitted Restructuring.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain Credit Agreement dated as of June 7, 2005 by and among the Borrower, the lenders party thereto and JPMorgan, as amended, supplemented or otherwise modified prior to the Closing Date.

“Existing Financing Arrangements” means financing arrangements of the Borrower or any Subsidiary (other than the transactions under the Loan Documents and the Equipment Financing Transactions) in effect on the Closing Date, including without limitation under the Existing Credit Agreement.

“Existing Letters of Credit” is defined in Section 2.20.13.

“Existing Unsecured Notes” means the Borrower’s existing 3.75% convertible senior unsecured notes due September 19, 2010 and any refinancing thereof in an amount, and on terms and conditions, reasonably satisfactory to the Administrative Agent.

“Facility LC” is defined in Section 2.20.1.

“Facility LC Application” is defined in Section 2.20.3.

“Facility LC Collateral Account” is defined in Section 2.20.11.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Phoenix, Arizona time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction; provided that any Permitted Indebtedness Hedge shall not be a Financial Contract so long as such Permitted Indebtedness Hedge relates to capital stock of Borrower.

“Financial Assistance Problem” means, with respect to any Foreign Subsidiary, the inability of such Foreign Subsidiary to become a Guarantor or to permit its capital stock from being pledged pursuant to a pledge agreement on account of legal or financial limitations imposed by the jurisdiction of organization of such Foreign Subsidiary or other relevant jurisdictions having authority over such Foreign Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding equity interests.

“Floating Rate” means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes plus (ii) the Applicable Margin then in effect, changing as and when the Applicable Margin changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Foreign Subsidiary” means any Subsidiary of any Person which is not a Domestic Subsidiary of such Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any nation or government, any foreign, federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means each Subsidiary of the Borrower which is a party to the Guaranty Agreement, including each Subsidiary of the Borrower which becomes a party to the Guaranty Agreement pursuant to a joinder or other supplement thereto.

“Guaranty Agreement” means the Guaranty Agreement, dated as of the Closing Date, made by the Guarantors in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the LC Issuer in respect of Reimbursement Obligations, (iii) the Administrative Agent, the Lenders and the LC Issuer in respect of all other present and future obligations and liabilities of the Borrower or any of its Domestic Subsidiaries of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each Lender (or affiliate thereof), in respect of all Rate Management Obligations and Banking Services Obligations of the Borrower or any of its Subsidiaries to such Lender (or such affiliate) as exchange party or counterparty under any Rate Management Transaction or in connection with any Banking Services Agreements, as applicable, and (v) their respective successors, transferees and assigns.

“Indebtedness” of a Person means, at any time, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations of such Person, (viii) reimbursement obligations under Letters of Credit, bankers’ acceptances, surety bonds and similar instruments, (ix) Off-Balance Sheet Liabilities, (x) obligations under Sale and Leaseback Transactions, (xi) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, (xii) Rate Management Obligations and (xiii) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Intangible Assets” means the aggregate amount, for the Borrower and its Subsidiaries on a consolidated basis, of: (1) all assets classified as intangible assets under Agreement Accounting Principles, including, without limitation, goodwill, trademarks, patents, copyrights, organization expenses, franchises, licenses, trade names, brand names, mailing lists, catalogs, excess of cost over book value of assets acquired, and bond discount and underwriting expenses; (2) loans or advances to, investments in, or receivables from (i) Encore Affiliates, officers, directors, employees or shareholders of the Borrower or any Subsidiary or (ii) any Person if such loan, advance, investment or receivable is outside the Borrower’s or any Subsidiary’s normal course of business; and (3) prepaid expenses; provided that Intangible Assets shall not include deferred court costs, deferred tax assets, deposits under state workers compensation programs and assets of the Borrower’s excess deferred compensation plan.

“Intellectual Property Security Agreements” means the intellectual property security agreements as any Credit Party may from time to time make in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three, six, nine or twelve months, commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers, employees made in the ordinary course of business), extension of credit (other than Accounts arising in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person. No Permitted Restructuring shall constitute an Investment.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“JV Entity” means (a) any Subsidiary (without giving effect to the proviso at the end of the definition of Subsidiary) of the Borrower that is (i) a joint venture with another Person and (ii) designated as a “JV Entity” by the Borrower with the written consent of the Administrative Agent and (b) any subsidiary of such Subsidiary.

“LC Fee” is defined in Section 2.20.4.

“LC Exposure” means, at any time, the aggregate principal amount of all LC Obligations at such time. The LC Exposure of any Lender at any time shall be its Revolving Loan Pro Rata Share of the total LC Exposure at such time.

“LC Issuer” means JPMorgan (or any subsidiary or affiliate of JPMorgan designated by JPMorgan) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.20.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes the Swing Line Lender and the LC Issuer.

“Lender Increase Notice” is defined in Section 2.5.3(i).

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on the administrative information sheets provided to the Administrative Agent in connection herewith or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Liquidity” means, at any time the same is to be determined, the sum of (i) all unencumbered cash and Cash Equivalent Investments held by the Credit Parties free and clear of any Liens or claims other than Liens under the Collateral Documents or customary rights of set-off or similar rights of any financial institution holding deposit accounts or securities accounts of the Borrower or any of its Subsidiaries and (ii) an amount equal to the lesser of (a) the Aggregate Revolving Loan Commitment and (b) the Borrowing Base, in each case minus the Aggregate Outstanding Revolving Credit Exposure.

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof), whether constituting a Revolving Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, the Facility LC Applications, the Collateral Documents, the Guaranty Agreement and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.13 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or results of operations or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder or their rights with respect to the Collateral.

“Material Indebtedness” means any Indebtedness in an outstanding principal amount of $5,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42. U.S.C. ss. 1396 ET SEQ.) and any successor or similar statutes, as in effect from time to time.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. ss. 1395 ET SEQ.) and any successor or similar statutes as in effect from time to time.

“Modify” and “Modification” are defined in Section 2.20.1.

“Moody’s” means Moody’s Investors Services, Inc. and any successor thereto.

“Mortgage” means each of those certain mortgages and deeds of trust as are entered into by the Credit Parties pursuant hereto or in connection herewith, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Instruments” means such title reports, title insurance, opinions of counsel, surveys, appraisals and environmental reports as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Mortgaged Properties” means each Credit Party’s real Property with a book value equal to or in excess of $1,000,000.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Asset Sale by any Person, cash (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (i) provision for all income or other taxes measured by or resulting from such sale of Property, (ii) cash payment of all reasonable brokerage commissions and other fees and expenses related to such sale of Property, and (iii) taking into account all amounts in cash used to repay Indebtedness secured by a Lien on any Property disposed of in such Asset Sale.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.13.

“Obligations” means all Loans, all Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender, the Swing Line Lender, the LC Issuer, the Arrangers, any affiliate of the Administrative Agent, any Lender, the Swing Line Lender, the LC Issuer or the Arrangers, or any indemnitee under the provisions of Section 9.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrower or any other Credit Party under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means the principal component of (i) any repurchase obligation or liability of such Person (excluding any such obligation or liability for disposition of Receivables), with respect to Accounts or notes receivable sold by such Person, (ii) any liability under any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iii) all Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its ratable obligation to purchase participations in the aggregate principal amount of Swing Line Loans outstanding at such time, plus (iii) an amount equal to its ratable obligation to purchase participations in the LC Obligations at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the first day of each April, July, October and January and the Revolving Loan Termination Date. The first Payment Date under this Agreement is April 1, 2010.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 6.13.3.

“Permitted Indebtedness” means Indebtedness permitted by Section 6.14.13 or any permitted refinancing of the Existing Unsecured Notes.

“Permitted Indebtedness Hedge” means any one or more derivative transactions (including the issuance by Borrower of warrants on its capital stock and the purchase by Borrower of an option on its capital stock) entered into concurrently with Permitted Indebtedness on terms and conditions reasonably satisfactory to the Administrative Agent.

“Permitted Restructuring” means a transaction or series of transactions pursuant to which the Borrower or any Subsidiary sells, assigns or otherwise transfers Receivables and/or other assets between or among themselves, including transfers to or mergers or consolidations with, or voluntary dissolutions or liquidations into, newly created Wholly-Owned Subsidiaries of the Borrower or the Subsidiaries, subject to compliance with Sections 6.25 and 6.26; provided that (i) no Receivables or other assets of Excluded Subsidiaries shall be commingled with the assets of a Credit Party as a result of such Permitted Restructuring, (ii) no such transfers shall take place from a Credit Party to an Excluded Subsidiary or to a Subsidiary that is not a Credit Party and (iii) such transactions are effected for tax planning and related general corporate purposes.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of the Closing Date, by and between the Credit Parties and the Administrative Agent for the benefit of the Holders of Secured Obligations, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Pledge Subsidiary” means each Domestic Subsidiary and First Tier Foreign Subsidiary.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.5.3(i).

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower or a Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures; provided that any Permitted Indebtedness Hedge shall not be a Rate Management Transaction so long as such Permitted Indebtedness Hedge relates to capital stock of Borrower.

“Receivable” of a Credit Party shall mean a right of such Credit Party to the payment of money arising out of a consumer transaction, and which right was acquired by such Credit Party with a group of similar rights.

“Receivables Portfolio” of a Credit Party means any group of Receivables of such Credit Party acquired by such Credit Party as part of a single transaction.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Rentals” of a Person means the aggregate rent expense incurred by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or variance from the minimum funding standard allowed under Section 412(c) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having greater than 50% of the sum of the Aggregate Revolving Loan Commitment (or, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, the Aggregate Outstanding Revolving Credit Exposure at such time).

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D) (it being understood that no Reserve Requirement is in effect on the Closing Date).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any equity interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower’s capital stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such capital stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any equity interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other equity interests of the Borrower (other than Disqualified Stock) and (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness prior to the stated maturity thereof, other than the Obligations and the Equipment Financing Transactions.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).

“Revolving Loan Commitment” means, for each Lender, including without limitation, each LC Issuer, such Lender’s obligation to make Revolving Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth for such Lender on the Commitment Schedule or in any Assignment Agreement delivered pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Loan Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment at such time by (ii) the Aggregate Revolving Loan Commitment at such time; provided, however, (1) in the case of Section 2.21 when a Defaulting Lender shall exist, “Revolving Loan Pro Rata Share” shall mean the percentage obtained by dividing (a) such Lender’s Revolving Loan Commitment at such time by (b) the Aggregate Revolving Loan Commitment (disregarding any Defaulting Lender’s Commitment) at such time and (2) if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, then “Revolving

Loan Pro Rata Share” means the percentage obtained by dividing (a) such Lender’s Outstanding Revolving Credit Exposure at such time by (b) the Aggregate Outstanding Revolving Credit Exposure (giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination) at such time.

“Revolving Loan Termination Date” means the earlier of (a) May 3, 2013 and (b) the date of termination in whole of the Aggregate Revolving Loan Commitment pursuant to Section 2.2 hereof or the Revolving Loan Commitments pursuant to Section 8.1 hereof.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” means, collectively, (i) the Obligations, (ii) all Rate Management Obligations owing in connection with Rate Management Transactions to any Lender or any affiliate of any Lender and (iii) all Banking Services Obligations owing to any Lender or any affiliate of any Lender.

“Selling Lender” is defined in Section 2.5.3(ii).

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group.

“Subordinated Indebtedness” of a Person means any Indebtedness (other than Indebtedness arising from intercompany loans and advances) of such Person the payment of which is subordinated to payment of the Secured Obligations.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; provided that, for purposes of the Loan Documents, each JV Entity shall be deemed to not be a Subsidiary. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 5% of Consolidated Tangible Assets or Property which is responsible for more than 5% of the consolidated net revenues of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its

Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Supermajority Lenders” means Lenders in the aggregate having at least 66 2/3% of the sum of the Aggregate Revolving Loan Commitment (or, if all of the Revolving Loan Commitments are terminated pursuant to the terms of this Agreement, the Aggregate Outstanding Revolving Credit Exposure at such time).

“Swing Line Borrowing Notice” is defined in Section 2.4.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall be its Revolving Loan Pro Rata Share of the total Swing Line Exposure at such time.

“Swing Line Lender” means JPMorgan.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.4.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using actuarial assumptions for funding purposes as set forth in such report.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2. Plural Forms. The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Revolving Loan Commitments. From and including the Closing Date and prior to the Revolving Loan Termination Date, upon the satisfaction of the conditions precedent set forth in Section 4.1 and 4.2, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrower from time to time and (ii) participate in Facility LCs issued upon the request of the Borrower, in each case in an amount not to exceed in the aggregate at any one time outstanding its Revolving Loan Pro Rata Share of the Available Aggregate Revolving Loan Commitment; provided that at no time shall the Aggregate Outstanding Revolving Credit Exposure hereunder exceed the Adjusted Available Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Revolving Loan Termination Date. The commitment of each Lender to lend hereunder shall automatically expire on the Revolving Loan Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

2.2. Required Payments; Termination. (a) Any outstanding Revolving Loans shall be paid in full by the Borrower on the Revolving Loan Termination Date and all other unpaid Secured Obligations shall be paid in full by the Borrower on the later of the date when due or the Revolving Loan Termination Date. In addition, if at any time the Aggregate Outstanding Revolving Credit Exposure hereunder exceeds the Adjusted Available Aggregate Revolving Loan Commitment, the Borrower shall promptly (i) repay outstanding Revolving Loans up to the aggregate amount of such excess, and (ii) if such excess is greater than the outstanding principal amount of the Revolving Loans, cash collateralize the outstanding LC Obligations by depositing funds in the Facility LC Collateral Account, in an aggregate amount equal to the remaining excess. Notwithstanding the termination of the Revolving Loan Commitments under this Agreement on the Revolving Loan Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

(b) Asset Sales. Upon the consummation of any Asset Sale (other than sales permitted under Sections 6.12.1, 6.12.2, 6.12.3, 6.12.4 or 6.12.5) by the Borrower or any Subsidiary, within three (3) Business Days after the Borrower’s or any of its Subsidiaries’ receipt of any Net Cash Proceeds (or conversion to cash of non-cash proceeds (whether principal or interest and release of escrow arrangements)) received from any such Asset Sale, the Borrower shall make a mandatory prepayment of the Loans, subject to the provisions governing the application of payments set forth in Section 2.2(c), in an amount equal to one hundred percent (100%) of such Net Cash Proceeds. Notwithstanding the foregoing, Net Cash Proceeds of Asset Sales with respect to which the Borrower shall have given the Administrative Agent written notice of its intention to repair or replace the Property subject to any such Asset Sale or invest such Net Cash Proceeds in the purchase of assets (other than securities, unless those securities represent equity interests in an entity that becomes a Guarantor or a JV Entity permitted hereunder) to be used by one or more of the Borrower or the Guarantors in their businesses within one year following such Asset Sale, shall not be subject to the provisions of the first sentence of this Section 2.2(b) unless and to the extent that such applicable period shall have expired without such repair or replacement having been made.

(c) Application of Designated Prepayments. Each mandatory prepayment required by clause (b) of this Section 2.2 shall be referred to herein as a “Designated Prepayment.” Designated Prepayments of Loans shall first be applied to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans in order of maturity. Notwithstanding the foregoing, so long as no Default has occurred and is then continuing and at the Borrower’s option, the Administrative Agent shall hold all Designated Prepayments to be applied to Eurodollar Rate Loans in escrow for the benefit of the Lenders and shall release such amounts upon the expiration of the Interest Periods applicable to any such Eurodollar Rate Loans being prepaid (it being understood and agreed that interest shall continue to accrue on the Obligations until such time as such prepayments are released from escrow and applied to reduce the Obligations); provided, however, that upon the occurrence and during the continuance of a Default, such escrowed amounts may be applied to Eurodollar Rate Loans without regard to the expiration of any Interest Period and the Borrower shall make all payments under Section 3.4 resulting therefrom.

2.3. Ratable Loans; Types of Advances. (a) Each Advance hereunder (other than a Swing Line Loan) shall consist of Loans made from the several Lenders ratably in proportion to their respective Revolving Loan Pro Rata Share.

(b) The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9, or Swing Line Loans selected by the Borrower in accordance with Section 2.4.

2.4. Swing Line Loans.

2.4.1 Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Credit Extension hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Revolving Loan Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Loan Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s Revolving Loan Pro Rata Share of the Swing Line Loans then outstanding, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1 (including its participation in any Facility LCs), exceed the Swing Line Lender’s Revolving Loan Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Loan Termination Date.

2.4.2 Borrowing Notice. The Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 12:00 noon (Phoenix, Arizona time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate or at such other rate as is agreed upon by the Borrower and the Swing Line Lender.

2.4.3 Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Phoenix, Arizona time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Phoenix, to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

2.4.4 Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrower on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall, on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Revolving Loan Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 1:00 p.m. (Phoenix, Arizona time) on the date of any notice received pursuant to this Section 2.4.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Phoenix to the Administrative Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.4.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.9 and subject to the other conditions and limitations set forth in Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.4.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.4.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

2.5. Commitment Fee; Aggregate Revolving Loan Commitment.

2.5.1 Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Revolving Loan Pro Rata Shares, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee (the “Commitment Fee”) accruing at the rate of the then Applicable Fee Rate on the Available Aggregate Revolving Loan Commitment in effect from time to time; provided that, to the extent any Swing Line Loan is outstanding, the amount of the Commitment Fee payable to the Swing Line Lender shall be computed by adding to its Outstanding Revolving Credit Exposure the outstanding principal amount of such Swing Line Loan. In the case of each Lender other than the Swing Line Lender, Swing Line Loans shall not count as usage of the Aggregate Commitment for purposes of calculating the Commitment Fee. All such Commitment Fees payable hereunder shall be payable quarterly in arrears on each Payment Date; provided, that if any Lender continues to have Outstanding Revolving Credit Exposure after the termination of its Revolving Loan Commitment, then the Commitment Fee shall continue to accrue and be due and payable pursuant to the terms hereof until such Outstanding Revolving Credit Exposure is reduced to zero.

2.5.2 Voluntary Reductions in Aggregate Revolving Loan Commitment. The Borrower may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part, ratably among the Lenders in the minimum amount of $5,000,000 (and in multiples of $1,000,000 in excess thereof), upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder and on the final date upon which all Loans are repaid.

2.5.3 Increase in Aggregate Revolving Loan Commitment. (i) At any time, but not more than once during the period commencing on the Closing Date and ending on the one-year anniversary thereof and not more than once during each successive one-year anniversary of the Closing Date, the Borrower may request that the Aggregate Revolving Loan Commitment be increased; provided that (A) the Aggregate Revolving Loan Commitment shall at no time exceed $427,500,000 minus the aggregate amount of all reductions in the Aggregate Revolving Loan Commitment previously made pursuant to Section 2.5.2; (B) such request shall be in an amount not less than $5,000,000; and (C) the aggregate amount of all such increases shall not exceed $100,000,000. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Borrower not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Revolving Loan Commitment and the proposed effective date of such increase. No Lender shall have any obligation to increase its Revolving Loan Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender and Proposed New Lender (as defined below) shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its existing Revolving Loan Commitment or provide a new Revolving Loan

Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Revolving Loan Commitment. The Administrative Agent and the Arrangers shall have the right, in consultation with the Borrower, to allocate the amount of increases necessary to meet the Borrower’s Commitment Increase Notice. In addition, not later than the date the Commitment Increase Notice is delivered by the Borrower, the Borrower may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice and the portion of the proposed increase to be allocated to such financial institution. Any Proposed New Lender shall be subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld). Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Borrower and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Revolving Loan Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Revolving Loan Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Revolving Loan Commitment shall be subject to the following conditions precedent: (I) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Revolving Loan Commitment, all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (II) the Borrower, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Revolving Loan Commitment” in support of such increase in the Aggregate Revolving Loan Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit I hereto, (III) counsel for the Borrower and for the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (IV) the Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Borrower. No less than two (2) Business Days prior to the effective date of the increase of the Aggregate Revolving Loan Commitment, the Administrative Agent shall notify the Borrower of the amount of the fee to be charged by the Lenders, and the Borrower may, at least one (1) Business Day prior to such effective date, cancel its request for the commitment increase. If the commitment increase is cancelled pursuant to the immediately preceding sentence, the Borrower’s cancelled increase request shall not be counted towards the Borrower’s maximum number of increase requests permitted by the first sentence of this Section 2.5.3(i). Upon satisfaction of the conditions precedent to any increase in the Aggregate Revolving Loan Commitment, the Administrative Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Revolving Loan Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Loan Commitment hereunder at any time.

(ii) For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Revolving Loan Commitment prior to the effective date of any increase in the Aggregate Revolving Loan Commitment and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (B) the term “Selling Lender(s)” shall mean each Lender whose Revolving Loan Commitment is not being increased from that in effect prior to such increase in the Aggregate Revolving Loan Commitment. Effective on the effective date of any increase in the Aggregate Revolving Loan Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Credit Extensions in the respective Dollar amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Credit Extensions shall equal such Selling Lender’s Revolving Loan Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Credit Extensions. Effective on the effective date of the increase in the Aggregate Revolving Loan Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Credit Extensions purchased hereby shall equal the respective Dollar amount necessary so that, from and after such payments, each Buying Lender’s outstanding Credit Extensions shall equal such Buying Lender’s Revolving Loan Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Credit Extensions. Such amount shall be payable on the effective date of the increase in the Aggregate Revolving Loan Commitment by wire transfer of immediately available funds to the Administrative Agent. the Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Credit Extensions being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Credit Extensions, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Credit Extensions being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrower hereby agrees to compensate each Selling Lender for all losses, expenses and liabilities incurred by such Selling Lender in connection with the sale and assignment of any Eurodollar Loan hereunder on the terms and in the manner as set forth in Section 3.4.

2.6. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $250,000, and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $250,000, provided, however, that any Floating Rate Advance may be in the amount of the Adjusted Available Aggregate Revolving Loan Commitment minus the Aggregate Outstanding Revolving Credit Exposure at such time.

2.7. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or any portion of the outstanding Floating Rate Advances (other than Swing Line Loans), in a minimum aggregate amount of $250,000, in each case upon prior notice to the Administrative Agent by 10:00 a.m. (Phoenix, Arizona time) at least one Business Day prior to the date of such payment. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Phoenix, Arizona time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $250,000, any portion of the outstanding Eurodollar Advances upon three (3) Business Days’ prior notice to the Administrative Agent.

2.8. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time; provided that there shall be no more than 30 Interest Periods in effect with respect to all of the Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Phoenix, Arizona time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and 12:00 noon (Phoenix, Arizona time) at least three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. (Phoenix, Arizona time) on each Borrowing Date, each Lender shall make available its Loan or Loans in Federal or other funds immediately available in Phoenix to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9. Conversion and Continuation of Outstanding Advances; No Conversion or Continuation of Eurodollar Advances After Default. Floating Rate Advances (other than Swing Line Advances) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Advance of any Type (other than a

Swing Line Advance) into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.9, during the continuance of a Default or an Unmatured Default, the Administrative Agent may (or shall at the direction of the Required Lenders), by notice to the Borrower, declare that no Advance may be made, converted or continued as a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Phoenix, Arizona time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is fully paid at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period in respect of any Revolving Loan may end after the Revolving Loan Termination Date.

2.11. Rates Applicable After Default. During the continuance of a Default (including the Borrower’s failure to pay any Loan at maturity), the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, and (iii) the LC Fee shall be increased by 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions, Advances, fees and other Obligations hereunder without any election or action on the part of the Administrative Agent or any Lender.

2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Phoenix, Arizona time) on the date when due and shall (except with respect to repayments of Swing Line Loans, and except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with JPMorgan for each payment of the Obligations as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.6.

2.13. Noteless Agreement; Evidence of Indebtedness.

(i)	Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)	The Administrative Agent shall also maintain accounts in which it will record (a) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period (in the case of a Eurodollar Advance) with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (d) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 12.3, (e) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof, and (f) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(iii)	The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv)	Any Lender may request that its Revolving Loans or, in the case of the Swing Line Lender, the Swing Line Loans, be evidenced by promissory notes (the “Notes”) in substantially the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans. In such event, the Borrower shall prepare, execute and deliver to such Lender such Note(s) payable to the order of such Lender. Thereafter, the Loans evidenced by such Note(s) and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note(s) for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

2.14. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on the first day of each calendar month, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances, LC Fees and all other fees hereunder shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Phoenix, Arizona time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Administrative Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.16. Notification of Advances, Interest Rates, Prepayments and Revolving Loan Commitment Reductions; Availability of Loans. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify the Borrower and each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give the Borrower and each Lender prompt notice of each change in the Alternate Base Rate. Not later than 1:00 p.m. (Phoenix, Arizona time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Phoenix to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.17. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as applicable, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as applicable, for the benefit of any such Lending Installation. Each Lender and the LC

Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18. Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.4.4, 2.18, 2.20.5, 2.20.6, 9.15 or 11.2, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swing Line Lender or the LC Issuer to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

2.19. Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, if any Lender becomes a Defaulting Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to terminate or replace the Revolving Loan Commitment, and Loans of such Affected Lender, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such termination or replacement, and provided further that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Outstanding Revolving Credit Exposure of the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, in each case to the extent not paid by the replacement Lender and (iii) if the Affected Lender is being terminated, the Borrower shall pay to such Affected Lender all Obligations due to such Affected Lender (including the amounts described in the immediately preceding clauses (i) and (ii) plus, to the extent not paid by the replacement Lender, the outstanding principal balance of such Affected Lender’s Credit Extensions).

2.20. Facility LCs.

2.20.1 Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit (each, and each Existing Letter of Credit, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action, a “Modification”), from time to time from and including the date of this Agreement and prior to the Revolving Loan Termination Date upon the request of the Borrower; provided that, immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Adjusted Available Aggregate Revolving Loan Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifteenth Business Day prior to the Revolving Loan Termination Date and (y) one year after its issuance; provided that any Facility LC with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in the preceding clause (x)).

2.20.2 Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Revolving Loan Pro Rata Share.

2.20.3 Notice. Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Phoenix, Arizona time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and, upon issuance only, the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.20.4 LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Revolving Loan Pro Rata Shares, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date. The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC which is a standby letter of credit, a fronting fee in an amount equal to 0.125% times the face amount of such Facility LC, (y) in connection with each Facility LC which is a commercial letter of credit, a fee in accordance with the LC Issuer’s customary commissions for such letters of credit and (z) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time. Each fee described in this Section 2.20.4 shall constitute an “LC Fee”.

2.20.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to Letters of Credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Revolving Loan Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Phoenix, Arizona time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.20.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this Section 2.20, such unpaid Reimbursement Obligation shall at that time be automatically converted into an Obligation and the Borrower shall be deemed to have elected to borrow a Revolving Loan from the Lenders, as of the date of the payment by the LC Issuer giving rise to the Reimbursement Obligation equal in amount to the amount of the unpaid Reimbursement Obligation. Such Revolving Loan shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to a Revolving Loan if the Borrower shall have failed to make such payment to the Administrative Agent for the account of the LC Issuer prior to such time. Such Revolving Loan shall constitute a Floating Rate Advance and the proceeds of such Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make a Revolving Loan, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance. The Borrower agrees to indemnify the LC Issuer against any loss or expense determined by the LC Issuer in good faith to have resulted from any conversion pursuant to this Section 2.20 by reason of the inability of the LC Issuer to convert the amount received from the Borrower or from the Lenders, as applicable, into an amount equal to the amount of such Reimbursement Obligation. The LC Issuer will pay to each Lender ratably in accordance with its Revolving Loan Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5.

2.20.7 Obligations Absolute. The Borrower’s obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

2.20.8 Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.20.9 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees (collectively, the “LC Indemnitees”) from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any LC Indemnitee for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Indemnitee or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.20.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Revolving Loan Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

2.20.11 Facility LC Collateral Account. The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Secured Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.20.11 shall either require the Borrower or any Guarantor to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 2.2 or Section 8.1.

2.20.12 Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.20.13 Transitional Letter of Credit Provisions. From and after the Closing Date, the letters of credit described on Schedule 2.20 (the “Existing Letters of Credit”) shall be deemed to constitute Facility LCs issued pursuant to Section 2.20.1. in which the Lenders participate pursuant to Section 2.20.2. Fees shall accrue in respect of the Existing Letters of Credit as provided in Section 2.20.4, beginning as of the Closing Date (except as stated in Section 2.20.4 to the contrary).

2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)	fees shall cease to accrue on the Available Aggregate Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.5.1;

(ii)	the Revolving Loan Commitment and Outstanding Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(iii)	if any Swing Line Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(1)	all or any part of such Swing Line Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Loan Pro Rata Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ Outstanding Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Loan Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time; and

(2)	if the reallocation described in clause (1) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.2 for so long as such LC Exposure is outstanding;

(3)	if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.21(iii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.20.4 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(4)	if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.21(iii), then the fees payable to the Lenders pursuant to Section 2.5.1 and Section 2.20.4 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Loan Pro Rata Shares; or

(5)	if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.21(iii), then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all LC Fees payable under Section 2.20.4 with respect to such Defaulting Lender’s LC Exposure shall be payable to the LC Issuer until such LC Exposure is cash collateralized and/or reallocated; and

(iv)	so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the LC Issuer shall not be required to issue, amend or increase any Facility LC, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments and Swing Line Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(iii), and participating interests in any such newly issued or increased Facility LC or newly made Swing Line Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(iii)(1) (and Defaulting Lenders shall not participate therein).

Each Defaulting Lender shall indemnify the Borrower, the Administrative Agent, the LC Issuer, the Swing Line Lender and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and, in the case of the Administrative Agent, the LC Issuer, the Swing Line Lender or any non-Defaulting Lender, funds (if any) advanced by the Administrative Agent, the LC Issuer, the Swing Line Lender or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Revolving Loan Pro Rata Share of an Advance or to otherwise perform its obligations under the Loan Documents.

In the event that the Administrative Agent, the Borrower, the LC Issuer and the Swing Line Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Loan Pro Rata Share.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or any applicable Lending Installation or the LC Issuer to any additional Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Revolving Loan Commitments, Eurodollar Loans, Facility LCs or participations therein, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)	imposes any other condition (other than with respect to Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Revolving Loan Commitment or Eurodollar Loans or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Revolving Loan Commitment or Eurodollar Loans or Facility LCs (including participations therein), or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of its Revolving Loan Commitment or Eurodollar Loans or Facility LCs (including participations therein) held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer, as applicable.

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer of making or maintaining its Eurodollar Loans or Revolving Loan Commitment or of issuing or participating in Facility LCs, as applicable, or to reduce the return received by such Lender or applicable Lending Installation or LC Issuer in connection with such Eurodollar Loans or Revolving Loan Commitment, or Facility LCs (including participations therein), then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender or LC Issuer, the Borrower shall pay such Lender or LC Issuer such additional amount or amounts as will compensate such Lender or LC Issuer for such increased cost or reduction in amount received; provided that the Borrower shall not be required to compensate any Lender or LC Issuer pursuant to this subsection for any increased cost or reduction in respect of a period occurring more than six months prior to the date that such Lender or LC Issuer notifies the Borrower of such intention to claim compensation therefor unless the circumstances giving rise to such increased cost or reduction became applicable retroactively, in which case no such time limitation shall apply so long as such Lender or LC Issuer requests compensation within six months from the date such circumstances become applicable.

3.2. Changes in Capital Adequacy Regulations. If a Lender or LC Issuer determines the amount of capital required or expected to be maintained by such Lender or LC Issuer, any Lending Installation of such Lender or LC Issuer or any Person controlling such Lender or LC Issuer is increased as a result of a Change, then, within 15 days of demand, accompanied by the written statement required by Section 3.6, by such Lender or LC Issuer, the Borrower shall pay such Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or LC Issuer determines is attributable to this Agreement, its Outstanding Revolving Credit Exposure, its Revolving Loan Commitment to make Revolving Loans and issue or participate in Facility LCs, as applicable, hereunder (after taking into account such Lender’s or LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, or change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or LC Issuer or any Lending Installation or any Person controlling any Lender or LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date; provided that the Borrower shall not be required to compensate any Lender or LC Issuer pursuant to this Section for any reduction in respect of a period occurring more than six months prior to the date of such notification of the intent to claim compensation therefor unless the circumstances giving rise to such reduction become applicable retroactively in which case no such time limitation shall apply so long as such Lender or LC issuer requests compensation within six months from the date such circumstances become applicable.

3.3. Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (y) the Required Lenders determine in good faith that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, or (iii) no reasonable basis exists for determining the Eurodollar Base Rate, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurodollar Advance, on the date specified by the Borrower for any reason other than default by the Lenders, or a Eurodollar Advance is not prepaid on the date specified by the Borrower for any reason, the

Borrower, upon notice from, or on behalf of, any Lender will promptly compensate each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes.

(i)	All payments by the Borrower to or for the account of any Lender or the LC Issuer or the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof or, if a receipt cannot be obtained with reasonable efforts, such other evidence of payment as is reasonably acceptable to the Administrative Agent, in each case within 30 days after such payment is made; provided that no such additional amount shall be required to be paid under this Section except to the extent that any change after the date such Lender, LC Issuer or the Administrative Agent became a Lender, LC Issuer or Administrative Agent results in an increase in the rate of such deduction, withholding or payment from that in effect at the date on which such Lender, LC Issuer or Administrative Agent became a Lender, LC Issuer or Administrative Agent.

(ii)	In addition, the Borrower shall pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii)	The Borrower shall indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender as a result of its Revolving Loan Commitment, any Credit Extensions made by it hereunder, any Facility LC issued or participated in by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv)

Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date on which it becomes a party to this Agreement (but in any event before a payment is due to it hereunder), (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any

United States federal income taxes, or (ii) in the case of a Non-U.S. Lender that is fiscally transparent, deliver to the Administrative Agent a United States Internal Revenue Form W-8IMY together with the applicable accompanying forms, W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v)	For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) above, the Borrower shall take such commercially reasonable steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes at such Non U.S. Lender’s cost and expense.

(vi)	Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii)	If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7. Alternative Lending Installation. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, reasonably and materially disadvantageous to such Lender. A Lender’s designation of an alternative Lending Installation shall not affect the Borrower’s rights under Section 2.19 to replace a Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness of this Agreement. This Agreement shall not be effective and the Lenders shall not be required to make the initial Credit Extension hereunder, unless the following conditions precedent have been satisfied and, if applicable, the Borrower has furnished to the Administrative Agent with sufficient copies for the Lenders:

4.1.1 Copies of the articles or certificate of incorporation (or the equivalent thereof) of each initial Credit Party, in each case, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of organization, as well as any other information required by Section 326 of the USA Patriot Act, 31 U.S.C. Section 5318 or otherwise necessary for the Administrative Agent or any Lender to verify the identity of such Credit Party as required by Section 326 of the USA Patriot Act, 31 U.S.C. Section 5318.

4.1.2 Copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each initial Credit Party, in each case, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Credit Party is a party.

4.1.3 An incumbency certificate, executed by the Secretary or Assistant Secretary (or the equivalent thereof) of each initial Credit Party, in each case, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Credit Party authorized to sign the Loan Documents to which such Credit Party is party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Credit Party.

4.1.4 A certificate signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V shall be true and correct in all material respects as of such date and (c) no material adverse change in the business, Property, condition (financial or otherwise), operations or results of operations or prospects of the Borrower or any of its Subsidiaries has occurred since December 31, 2009.

4.1.5 A written opinion of the initial Credit Parties’ counsel, in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Lenders, in substantially the form of Exhibit A.

4.1.6 Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

4.1.7 Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer.

4.1.8 The Administrative Agent shall have determined that no material adverse change in the business, condition (financial or otherwise), operations, performance, Properties or prospects of the Borrower or the Borrower and its Subsidiaries, taken as a whole, since December 31, 2009.

4.1.9 The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent of the termination of the Existing Financing Arrangements and the agreements relating thereto, all taking effect concurrently with the effectiveness of this Agreement.

4.1.10 No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making the initial Credit Extension.

4.1.11 The Borrower shall have demonstrated, to the Administrative Agent’s reasonable satisfaction, pro forma compliance with all financial covenants set forth in the Loan Documents.

4.1.12 The Administrative Agent shall have received evidence reasonably satisfactory to it that at least sixty percent (60%) of all cash collections and other Receivables acquired by any Credit Party have, prior to the Closing Date, been deposited in collection accounts maintained with one or more of the Lenders.

4.1.13 Such other documents as the Administrative Agent or its counsel may have reasonably requested, including, without limitation, those documents set forth in Exhibit G hereto.

4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.4.4 with respect to Revolving Loans extended for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

4.2.1 There exists no Default or Unmatured Default.

4.2.2 The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.2.3 No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain any Lender from making such Credit Extension.

4.2.4 If, after giving to effect to such Credit Extension and any repayment of Loans to be made on the date such Credit Extension is made, the Aggregate Outstanding Revolving Credit Exposure will be increased above the amount of the Borrowing Base as shown on the then most recently delivered Borrowing Base Certificate, the Lenders and the Administrative Agent shall have received an updated Borrowing Base Certificate as of a later date demonstrating Borrowing Base availability to support such increased Aggregate Outstanding Revolving Credit Exposure.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, or request for issuance of a Facility LC, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1, 4.2.2, 4.2.3 and 4.2.4 have been satisfied. The Administrative Agent may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender and the Administrative Agent as of each of (i) the Closing Date, (ii) the date of the initial Credit Extension hereunder (if different from the Closing Date) and (iii) each date as required by Section 4.2:

5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (iii) requirements of reasonableness, good faith and fair dealing.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower or its Subsidiaries, as applicable, of the Loan Documents to which such Person is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The December 31, 2009 audited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Administrative Agent and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. Since December 31, 2009, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower, any Guarantor, or the Borrower and its Subsidiaries taken together, in each case which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. Except as disclosed on Schedule 5.6, the Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists (except as permitted by Section 6.15.1). Except as disclosed on Schedule 5.6, the United States income tax returns of the Borrower and its Subsidiaries have not been audited by the Internal Revenue Service. No Liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

Other than liabilities incident to any litigation, arbitration or proceeding which could not reasonably be expected to be in an aggregate amount in excess of $3,000,000, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, within the meaning of Section 4201 of ERISA, any withdrawal liability to Multiemployer Plans in excess of an amount that would have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations. No Reportable Event has occurred with respect to any Plan. Neither the Borrower nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan within the meaning of Title IV of ERISA or initiated steps to do so, and no steps have been taken to reorganize or terminate, within the meaning of Title IV of ERISA, any Multiemployer Plan.

5.10. Accuracy of Information. No Loan Document or written statement furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained, on the date such Loan Document was entered into or such statements were made, any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading in their presentation of the Borrower, its Subsidiaries, their businesses and their Property. The Borrower makes no representation or warranty concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, except that as of the date made (i) such forecasts, estimates, pro forma information, projections and statements were based on good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable; it being understood and agreed that such forecasts, estimates, pro forma information, projections and statements, and the assumptions on which they are based, may or may not prove to be correct. In addition, the information provided by or on behalf of the Credit Parties with respect to the Receivables owned or to be acquired by the Credit Parties (or the related purchase agreements) is, to the Borrower’s knowledge and as of the date provided, true and correct in all material respects and, to the Borrower’s knowledge, does not contain any material omissions which would cause such information to be materially misleading with respect to such Receivables, taken as a whole.

5.11. Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (as defined in Regulation U), and after applying the proceeds of each Credit Extension, margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or any other restriction hereunder.

5.12. Material Agreements. Except as described in Schedule 5.12, neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness for borrowed money.

5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14. Ownership of Properties. The Borrower and its Subsidiaries have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent, as owned by the Borrower and its Subsidiaries, except for minor irregularities in title with respect to Receivables that do not materially interfere with the business or operations of the Borrower or its Subsidiaries as presently conducted.

5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of Section 3(42) of ERISA or 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. Given the nature of its business, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on their Property as necessary to conduct their business in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as is consistent with sound business practice.

5.19. No Default or Unmatured Default. No Default or Unmatured Default has occurred and is continuing.

5.20. SDN List Designation. Neither the Borrower nor any of its Subsidiaries or Encore Affiliates is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) list issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

6.1.1 Within 90 days after the close of each of its fiscal years, financial statements prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by (a) an audit report, unqualified as to scope, of BDO Seidman or another nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Required Lenders (provided that so long as the Borrower is a reporting company, delivery of the Form 10-K filed by the Borrower with respect to a fiscal year as promptly as practicable but in no event later than 5 Business Days after the filing thereof shall satisfy the requirement for the annual audit report and consolidated financial statements for such fiscal year under this Section) and (b) any management letter prepared by said accountants.

6.1.2 Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer or treasurer (provided that so long as the Borrower is a reporting company, delivery of the Form 10-Q filed by the Borrower with respect to a fiscal quarter as promptly as practicable but in no event later than 5 Business Days after the filing thereof shall satisfy the requirement for certified quarterly consolidated financial statements for such fiscal quarter under this Section).

6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or treasurer showing the calculations necessary to determine compliance with the relevant provisions of this Agreement, an officer’s certificate in substantially the form of Exhibit F stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and a certificate executed and delivered by the chief executive officer or chief financial officer stating that the Borrower and each of its principal officers are in compliance with all requirements of Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto (provided that so long as the Borrower is a reporting company, delivery of the certificates required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002 as contained in the form 10-K or Form 10-Q filed by the Borrower and delivered pursuant to Section 6.1.1 or 6.1.2 shall satisfy the requirement for such certification of compliance with the Sarbanes-Oxley Act under this Section).

6.1.4 [Intentionally Omitted]

6.1.5 As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer or treasurer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

6.1.6 As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.1.7 Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, including, without limitation, all certifications and other filings required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 and all rules and regulations related thereto.

6.1.8 As soon as practicable, and in any event within 90 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

6.1.9 As soon as possible, and in any event within 3 Business Days (in the case of the Borrower) and 15 days (in the case of any Guarantor) after the occurrence thereof, a reasonably detailed notification to the Administrative Agent and its counsel of any change in the jurisdiction of organization of the Borrower or any Guarantor.

6.1.10 As soon as practicable, and in any event within thirty (30) days after the close of each calendar month, the Borrower shall provide the Administrative Agent and the Lenders with a Borrowing Base Certificate (containing a certification by an Authorized Officer that the Receivables Portfolios included in the Borrowing Base referenced in such Borrowing Base Certificate are performing, in the aggregate, at a sufficient level to support the amount of such Borrowing Base), together with such supporting documents (including without limitation (i) to the extent requested by the Administrative Agent, copies of all bills of sale and purchase agreements evidencing the acquisition of Receivables Portfolios included in the Borrowing Base and (ii) a copy of the most recent static pool report with respect to such Receivables Portfolios as the Administrative Agent reasonably deems desirable, all certified as being true and correct in all material respects by an Authorized Officer of the Borrower). The Borrower may update the Borrowing Base Certificate more frequently than monthly and the most recently delivered Borrowing Base Certificate shall be the applicable Borrowing Base Certificate for purposes of determining the Borrowing Base at any time.

6.1.11 Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders by no later than 5 Business Days after such earlier date.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Revolving Loans for working capital and general corporate purposes, which may include, without limitation, purchases of Receivables Portfolios, Permitted Acquisitions and repayment of Indebtedness under the Existing Financing Arrangements. The Borrower shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulation U and X, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

6.3. Notice of Default. Within three (3) Business Days after an Authorized Officer becomes aware thereof, the Borrower will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence (i) of any Default or Unmatured Default and (ii) of any other development, financial or otherwise, which (solely with respect to this clause (ii)) could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, as in effect on the Closing Date, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) as permitted by Section 6.11 and (ii) except to the extent that the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice. The Borrower shall deliver to the Administrative Agent endorsements in form and substance acceptable to the Administrative Agent to all general liability and other liability policies naming the Administrative Agent as an additional insured. The Borrower shall furnish to any Lender such additional information as such Lender may reasonably request regarding the insurance carried by the Borrower and its Subsidiaries. In the event the Borrower or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, ERISA and Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 to which it may be subject where non-compliance with such laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards could reasonably be expected to cause a Material Adverse Effect.

6.8. Maintenance of Properties. Subject to Section 6.12, the Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep the tangible Property material to the operation of its business in good repair, working order and condition, (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection; Keeping of Books and Records. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents (at reasonable times and upon reasonable advance written notice, so long as no Default or Unmatured Default has occurred and is continuing) to inspect (including without limitation to conduct an annual field examination of) any of its Property, including, without limitation, the Collateral, books and financial records of the Borrower and each Credit Party, to examine and make copies of the books of accounts and other financial records of the Borrower and each Credit Party, and to discuss the affairs, finances and accounts of the Borrower and each Credit Party with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate. The Borrower shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives.

6.10. Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment (other than dividends payable in its own capital stock) except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Guarantor, (ii) the Borrower may, so long as no Default or Unmatured Default has occurred and is continuing or would arise after giving effect thereto, make Restricted Payments in an aggregate amount not to exceed, during any fiscal year of the Borrower, 20% of the audited Consolidated Net Income for the then most recently completed fiscal year of the Borrower, (iii) the Borrower or any Subsidiary may acquire all or any portion of the minority interest in a JV Entity, so long as such acquisition constitutes a Permitted Acquisition, (iv) the Borrower may (A) effect the conversion of the Existing Unsecured Notes on a “net share” settlement basis pursuant to which the Borrower may effect such conversion by making payments of cash and issuing additional capital stock of the Borrower to the holders of the Existing Unsecured Notes in accordance with the terms of the Existing Unsecured Notes and (B) make payment of cash to enter into a “call spread” on the Borrower’s capital stock, and any payments made in settlement or in performance thereof, in each case in connection with the Existing Unsecured Notes on terms and conditions reasonably satisfactory to the Administrative Agent, (v) Borrower may (A) effect a conversion of Permitted Indebtedness pursuant to its terms by making any required payments of cash and/or Borrower’s capital stock and (B) make a payment of cash to enter into a Permitted Indebtedness Hedge in connection with

Permitted Indebtedness, and any payments made in settlement or in performance thereof, and (vi) the Borrower may, so long as the Payment Conditions are satisfied, make repurchases of its capital stock and redeem or purchase the Existing Unsecured Notes so long as the aggregate cumulative amount expended on and after the Closing Date for all such repurchases of capital stock and redemptions and purchases of such Existing Unsecured Notes does not exceed $50,000,000; provided that any redemption and/or purchase of the Existing Unsecured Notes outstanding on the Closing Date in connection with a refinancing thereof pursuant to Indebtedness permitted under this Agreement shall be permitted in addition to the $50,000,000 limitation set forth in this clause (vi). As used herein, “Payment Conditions” means (i) no Default or Unmatured Default has then occurred and is continuing or would arise after giving effect thereto and (ii) before and after giving effect (including pro forma effect) thereto, (A) the Borrower is in compliance with the covenants set forth in Sections 6.21 and 6.22 and (B) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Adjusted Available Aggregate Revolving Loan Commitment.

6.11. Merger or Dissolution. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person or dissolve, except that:

6.11.1 A Guarantor may merge into (x) the Borrower or (y) a Wholly-Owned Subsidiary that is a Guarantor or becomes a Guarantor promptly upon the completion of the applicable merger or consolidation.

6.11.2 The Borrower or any Subsidiary may consummate any merger or consolidation in connection with any Permitted Acquisition so long as (i) in the case of the Borrower, the Borrower is the surviving entity and (ii) in the case of any Subsidiary, the Borrower has otherwise complied with Sections 6.25 and 6.26 in respect of the surviving entity.

6.11.3 The Borrower and the Subsidiaries may enter into Permitted Restructurings.

6.12. Sale of Assets. The Borrower will not, nor will it permit any other Credit Party to, lease, sell or otherwise dispose of its Property to any other Person, except:

6.12.1 Sales of Receivables in the ordinary course of business.

6.12.2 A disposition or transfer of assets by a Credit Party to another Credit Party or a Person that becomes a Credit Party prior to such disposition or transfer.

6.12.3 A disposition of obsolete Property, Property no longer used in the business of the Borrower or the other Credit Parties or other assets in the ordinary course of business of the Borrower or any other Credit Party, but excluding in each case Property (other than fixtures and personal Property) subject to a Lien under a Mortgage.

6.12.4 Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and the Credit Parties previously leased, sold or disposed of (other than dispositions otherwise permitted by this Section 6.12) as permitted by this Section during any fiscal year of the Borrower do not exceed one percent (1%) of Consolidated Tangible Assets in the aggregate.

6.12.5 So long as the Borrower makes the prepayments and/or reinvestment of proceeds required under Section 2.2(a) in respect thereof, sales or dispositions of assets outside the ordinary course of business with an aggregate fair market value not to exceed, during the term of this Agreement, $10,000,000.

6.12.6 Any lease, transfer or other disposition of its Property that constitutes a permitted Investment under Section 6.13.8.

6.13. Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

6.13.1 (i) Cash Equivalent Investments, (ii) any Permitted Indebtedness Hedge, and (iii) other Investments described in Schedule 6.13.1.

6.13.2 Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.13.2.

6.13.3 Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

(i)	as of the date of the consummation of such Permitted Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Permitted Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Permitted Acquisition;

(ii)	such Permitted Acquisition is consummated pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Permitted Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii)	the business to be acquired in such Permitted Acquisition is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date;

(iv)	as of the date of the consummation of such Permitted Acquisition, all material governmental and corporate approvals required in connection therewith shall have been obtained;

(v)	the aggregate Purchase Price for all such Permitted Acquisitions during the term of this Agreement shall not exceed $100,000,000, provided that the Purchase Price for any single Permitted Acquisition during the term of this Agreement shall not exceed $50,000,000;

(vi)

prior to the consummation of such Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries (the “Acquisition Pro Forma”), based on the Borrower’s most recent financial statements delivered pursuant to Section 6.1.1 (using, to the extent available, historical financial statements for such entity provided by the seller(s)) which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the funding of all Credit Extensions in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Borrower would have been in compliance with the financial covenants set forth in Sections 6.21 and 6.22 for the period of four fiscal quarters reflected in the compliance certificate most recently delivered to the Administrative Agent pursuant to Section 6.1.3 prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition and all Credit Extensions funded in connection therewith as if made on the first day of such period); provided, however, that no such compliance with Section 6.21 is required to be demonstrated in such Acquisition Pro Forma for an Acquisition which is either (x) solely a purchase of assets or (y) an acquisition of an entity or a going business for which no financial statements are available; and

(vii)	prior to each such Permitted Acquisition, the Borrower shall deliver to the Administrative Agent a documentation, information and certification package in form reasonably acceptable to the Administrative Agent and demonstrating conformity with the applicable Acquisition Pro Forma and sufficient to describe the assets and Persons being acquired, including, without limitation:

(A)	a near-final version (with no further material amendments to be made thereto) of the acquisition agreement for such Permitted Acquisition together with drafts of the material schedules thereto;

(B)	a near-final version (with no further material amendments to be made thereto) of all documents, instruments and agreements with respect to any Indebtedness to be incurred or assumed in connection with such Permitted Acquisition; and

(C)	such other documents or information as shall be reasonably requested by the Administrative Agent in connection with such Permitted Acquisition.

6.13.4 A Permitted Restructuring.

6.13.5 Creation of, or investment in, a Subsidiary and in respect of which the Borrower has otherwise complied with Sections 6.25 and 6.26.

6.13.6 Investments constituting Indebtedness permitted by Section 6.14.5.

6.13.7 Investments by a Credit Party in another Credit Party.

6.13.8 Creation of, or investment in, one or more JV Entities so long as the aggregate amount invested in such JV Entities does not exceed $10,000,000.

6.14. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

6.14.1 The Secured Obligations.

6.14.2 Indebtedness existing on the date hereof and described in Schedule 6.14.

6.14.3 To the extent approved by the Administrative Agent, Indebtedness arising under Rate Management Transactions.

6.14.4 Secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of assets used in its business, if (1) the total of all such Indebtedness for the Borrower and its Subsidiaries taken together incurred on or after the Closing Date, when aggregated with the Indebtedness permitted under Section 6.14.9, shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding, (2) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (3) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (4) any Lien securing such Indebtedness is permitted under Section 6.15 (such Indebtedness being referred to herein as “Permitted Purchase Money Indebtedness”).

6.14.5 Indebtedness arising from intercompany loans and advances (i) made by any Subsidiary to any Credit Party, (ii) made by the Borrower to any Credit Party; provided that the Borrower agrees that all such Indebtedness shall be expressly subordinated to the Secured Obligations pursuant to subordination provisions reasonably acceptable to the Administrative Agent or (iii) made by the Borrower or any Subsidiary to any other Subsidiary solely for the purpose of facilitating, in the ordinary course of business consistent with past practice, the payment of fees and expenses in connection with collection actions or proceedings.

6.14.6 Guaranty obligations of the Borrower of any Indebtedness of any Subsidiary permitted under Section 6.14.2.

6.14.7 Guaranty obligations of any Subsidiary of the Borrower that is a Guarantor with respect to any Indebtedness of the Borrower or any other Subsidiary permitted under this Section 6.14.

6.14.8 [Intentionally Omitted.]

6.14.9 Additional unsecured Indebtedness of the Borrower or any Subsidiary, to the extent not otherwise permitted under this Section 6.14; provided, however, that the aggregate principal amount of such additional Indebtedness, when aggregated with the Indebtedness permitted under Section 6.14.4 shall not exceed $12,500,000 at any time outstanding.

6.14.10 Bonds or other Indebtedness required by collections licensing laws in the ordinary course of the Credit Parties’ business.

6.14.11 Indebtedness, liabilities and contingent obligations incurred or assumed in connection with a Permitted Acquisition.

6.14.12 Indebtedness under the Existing Unsecured Notes and the guarantee by the Borrower and the Guarantors of such Indebtedness.

6.14.13 Additional unsecured or subordinated Indebtedness of the Borrower or any of its Subsidiaries, to the extent not otherwise permitted under this Section 6.14; provided, however, that (i) the aggregate principal amount of such additional Indebtedness shall not exceed $100,000,000, (ii) such Indebtedness shall not mature, and shall not be subject to any scheduled mandatory prepayment, redemption or defeasance, in each case prior to five (5) years from the date of issuance of such Indebtedness and (iii) if such Indebtedness is subordinated, the terms of such subordination shall be reasonably acceptable to the Administrative Agent.

6.15. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

6.15.1 Liens, if any, securing Secured Obligations.

6.15.2 Liens for taxes, assessments or governmental charges or levies on its Property if the same (i) shall not at the time be delinquent or thereafter can be paid without penalty, (ii) are disclosed on Schedule 5.6 or (iii) are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.3 Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.15.4 Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.15.5 Liens as described in Schedule 6.15.

6.15.6 Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.

6.15.7 Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

6.15.8 Easements, reservations, rights-of-way, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Subsidiaries which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

6.15.9 Purchase money Liens securing Permitted Purchase Money Indebtedness (as defined in Section 6.14); provided, that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased with the proceeds of such Permitted Purchase Money Indebtedness.

6.15.10 Liens existing on any asset of any Subsidiary of the Borrower at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

6.15.11 Liens on any asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof.

6.15.12 Liens existing on any asset of any Subsidiary of the Borrower at the time such Subsidiary is merged or consolidated with or into the Borrower or any Subsidiary and not created in contemplation of such event.

6.15.13 Liens existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary and not created in contemplation thereof; provided that such Liens do not encumber any other Property or assets.

6.15.14 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted under Sections 6.15.9 through 6.15.13; provided that (a) such Indebtedness is not secured by any additional assets, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

In addition, no Credit Party shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its Properties or other assets in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations; provided, further, that any agreement, note, indenture or other instrument in connection with purchase money Indebtedness (including Capitalized Leases) for which the related Liens are permitted hereunder may prohibit the creation of a Lien in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, with respect to the assets or Property obtained with the proceeds of such Indebtedness.

6.16. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and the Credit Parties) except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction and (ii) the Permitted Restructuring.

6.17. Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Rate Management Transactions except for those entered into in the ordinary course of business for bona fide hedging purposes and not for speculative purposes.

6.18. Subsidiary Covenants. The Borrower will not, and will not permit any Credit Party to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party (i) to pay dividends or make any other distribution on its stock, (ii) to pay any Indebtedness or other obligation owed to the Borrower or any other Subsidiary, (iii) to make loans or advances or other Investments in the Borrower or any other Subsidiary, or (iv) to sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary, other than (A) customary restrictions on transfers, business changes or similar matters relating to earn out obligations in connection with Permitted Acquisitions and (B) pursuant to the Existing Unsecured Notes.

6.19. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) any guaranty of the Secured Obligations, (iv) any liability of the Borrower or its Subsidiaries under the Loan Documents, (v) Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets, (vi) customary corporate indemnification obligations under charter documents, indemnification agreements with officers and directors and underwriting agreements and (vii) any liability under any Indebtedness permitted by Section 6.14.

6.20. Subordinated Indebtedness and Amendments to Subordinated Note Documents. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness. Furthermore, the Borrower will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(i)	increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(ii)	shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(iii)	shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(iv)	increases the rate of interest accruing on such Indebtedness;

(v)	provides for the payment of additional fees or increases existing fees or changes any profit sharing arrangements to the detriment of the Borrower or any Credit Party;

(vi)	amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Borrower or any of its Subsidiaries from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Borrower or such Subsidiary or which is otherwise materially adverse to the Borrower, its Subsidiaries and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Borrower or such Subsidiary or which requires the Borrower or such Subsidiary to comply with more restrictive financial ratios or which requires the Borrower to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(vii)	amends, modifies or adds any affirmative covenant in a manner which (a) when taken as a whole, is materially adverse to the Borrower, its Subsidiaries and/or the Lenders or (b) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

6.21. Leverage Ratios.

6.21.1 Cash Flow Leverage Ratio. The Borrower will not permit the ratio (the “Cash Flow Leverage Ratio”), determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness of the Borrower to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than 1.75 to 1.0 for each fiscal four-quarter period.

The Cash Flow Leverage Ratio shall be calculated (i) based upon (a) for Consolidated Funded Indebtedness, as of the last day of each such fiscal quarter and (b) for Consolidated EBITDA, the actual amount as of the last day of each fiscal quarter for the most recently ended four consecutive fiscal quarters and (ii) giving pro forma effect to any Material Acquisition and Material Disposition. For purposes of this Section 6.21.1, “Material Acquisition” means any Acquisition or series of related Acquisitions that involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Asset Sale or series of related Asset Sales that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000.

6.21.2 Minimum Net Worth. The Borrower will not permit its Consolidated Net Worth to be less than the sum of (i) a dollar amount equal to $166,506,500, plus (ii) 50% of Consolidated Net Income earned in each fiscal quarter beginning with the quarter ending March 31, 2009 (without deduction for losses), plus (iii) 100% of the amount by which the Borrower’s “total stockholders’ equity” is increased after the Closing Date as a result of the issuance or sale by the Borrower or any of its Subsidiaries of, or the conversion of any Indebtedness of such Person into, any equity interests (including warrants and similar investments) in such Person, minus (iv) amounts expended by the Borrower to repurchase its capital stock to the extent such amounts are permitted under Section 6.10(v)(A).

6.22. Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently completed four fiscal quarters, of (i) Consolidated EBIT of the Borrower to (ii) Consolidated Interest Expense, in each case as of the end of such period, to be less than 2.0 to 1.0.

6.23. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend, in excess of an aggregate of $12,500,000 for Capital Expenditures of the Borrower and its Subsidiaries during any fiscal year of the Borrower.

6.24. Rentals. The Borrower shall not permit, nor shall it permit any Subsidiary to, create, pay or incur Consolidated Rentals in excess of $12,500,000 for any fiscal year during the term of this Agreement on a consolidated basis for the Borrower and its Subsidiaries.

6.25. Guarantors. The Borrower shall cause each of its Subsidiaries (other than the Excluded Subsidiaries) to guarantee pursuant to the Guaranty Agreement or supplement thereto (or, in the case of a Foreign Subsidiary, any other guarantee agreement requested by the Administrative Agent) the Secured Obligations. In furtherance of the above, the Borrower shall promptly (and in any event within 45 days thereof) (i) provide written notice to the Administrative Agent and the Lenders upon any Person becoming a Subsidiary, setting forth information in reasonable detail describing all of the assets of such Person, (ii) cause such Person to execute a supplement to the Guaranty Agreement and such other Collateral Documents as are necessary for the Borrower and its Subsidiaries to comply with Section 6.26,

(iii) cause the Applicable Pledge Percentage of the issued and outstanding equity interests of such Person and each other Pledge Subsidiary to be delivered to the Administrative Agent (together with undated stock powers signed in blank, if applicable) and pledged to the Administrative Agent pursuant to an appropriate pledge agreement(s) in substantially the form of the Pledge and Security Agreement (or joinder or other supplement thereto) and otherwise in form reasonably acceptable to the Administrative Agent and (iv) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, no Foreign Subsidiary shall be required to execute and deliver the Guaranty Agreement (or supplement thereto) or such other guarantee agreement if such execution and delivery would cause a Deemed Dividend Problem or a Financial Assistance Problem with respect to such Foreign Subsidiary and, in lieu thereof, the Borrower and the relevant Subsidiaries shall provide the pledge agreements required under this Section 6.25 or Section 6.26.

6.26. Collateral. The Borrower will cause, and will cause each other Credit Party to cause, all of its owned Property to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.15 hereof (it being understood and agreed that (a) no control agreements will be required hereunder in respect of bank accounts and (b) Mortgages and Mortgage Instruments will only be required hereunder in respect of Mortgaged Properties). Without limiting the generality of the foregoing, the Borrower will (i) cause the Applicable Pledge Percentage of the issued and outstanding equity interests of each Pledge Subsidiary directly owned by the Borrower or any other Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request and (ii) will, and will cause each Guarantor to, deliver Mortgages and Mortgage Instruments with respect to real property owned by the Borrower or such Guarantor to the extent, and within such time period as is, reasonably required by the Administrative Agent. Notwithstanding the foregoing, no pledge agreement in respect of the equity interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge thereunder is prohibited by applicable law or its counsel reasonably determines that such pledge would not provide material credit support for the benefit of the Holders of Secured Obligations pursuant to legally valid, binding and enforceable pledge agreements.

6.27. Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any Sale and Leaseback Transaction.

6.28. Acquisitions of Receivables Portfolios. The Borrower will not, nor will it permit any Credit Party to, acquire any single Receivables Portfolio with a purchase price in excess of the lesser of (i) 50% of Consolidated Tangible Net Worth as of the Borrower’s most recently ended fiscal quarter and based on the financial statements of the Borrower for such fiscal quarter and (ii) $100,000,000.

6.29. Government Regulation. The Borrower shall not, and shall not permit any other Subsidiary to (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any Credit Extension to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of any Subsidiary’s identity as may be requested by any Lender at any time to enable such Lender to verify such Subsidiary’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.30. Liquidity. The Borrower shall not permit Liquidity to be less than $5,000,000.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2 Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within two Business Days after the same becomes due, or (iii) interest upon any Loan or any Commitment Fee, LC Fee or other Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29 and 6.30.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of (i) this Agreement or (ii) any other Loan Document (beyond the applicable grace period with respect thereto, if any), in each case which is not remedied within thirty (30) days after the earlier to occur of (x) written notice from the Administrative Agent or any Lender to the Borrower or (y) an Authorized Officer otherwise becomes aware of any such breach.

7.5 Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness (subject to any applicable grace period with respect thereto, if any, set forth in the Material Indebtedness Agreement evidencing such Material Indebtedness) which failure has not been (i) timely cured or (ii) waived in writing by the requisite holders of such Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement or any other event shall occur or condition exist thereunder and such default has not been (x) timely cured or (y) waived in writing by the requisite holders of the Material Indebtedness in respect thereof and the effect of such default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $5,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith or otherwise not covered by a creditworthy insurer or indemnitor.

7.10 Any Reportable Event shall occur in connection with any Plan, which could reasonably be expected to result in a liability to the Borrower or any other member of the Controlled Group exceeding $5,000,000.

7.11 Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation, when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

7.12 Any Change of Control shall occur.

7.13 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, within the meaning of Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $5,000,000 per annum.

7.14 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased, in the aggregate, over the amounts contributed to such Multiemployer Plans for the respective plan years of such Multiemployer Plans immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $5,000,000.

7.15 The Borrower or any of its Subsidiaries shall violate any Environmental Law, which has resulted in liability to the Borrower or any of its Subsidiaries in an amount equal to $5,000,000 or more, which liability is not paid, bonded or otherwise discharged within 45 days or which is not stayed on appeal and being appropriately contested in good faith.

7.16 This Agreement (including amendments and supplements hereto), the Guaranty Agreement (including amendments and supplements thereto) or any Collateral Document (including amendments and supplements thereto) shall fail to remain in full force or effect or any action shall be taken to assert the invalidity or unenforceability of, or which results in the invalidity or unenforceability of, any such Loan Document, or any Collateral Document shall, other than as permitted thereby, fail to create or maintain for any reason a valid and perfected security interest in any collateral purported to be covered thereby.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration.

(i)	If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Secured Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender, and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time less (y) the amount or deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Secured Obligations to be due and payable, or both, whereupon the Secured Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will forthwith upon such demand and without any further notice or act pay to the Administrative Agent the Collateral Shortfall Amount which funds shall be deposited in the Facility LC Collateral Account.

(ii)	If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii)	The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Secured Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

(iv)	At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Secured Obligations have been indefeasibly paid in full and the Aggregate Revolving Loan Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(v)	If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Section 8.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that (i) no such supplemental agreement shall, without the consent of the Supermajority Lenders, amend or otherwise modify the definition of Estimated Remaining Collections or the methods and assumptions used in calculating Estimated Remaining Collections and (ii) no such supplemental agreement shall, without the consent of each Lender directly and adversely affected thereby:

8.2.1 Extend the Revolving Loan Termination Date, extend the final maturity of any Revolving Loan or extend the expiry date of any Facility LC, in each case applicable to such Lender to a date after the Revolving Loan Termination Date, or postpone any regularly scheduled payment of principal of any Loan of such Lender or forgive all or any portion of the principal amount thereof, or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto (other than (x) a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof and (y) any reduction of the amount of or any extension of the payment date for the mandatory prepayments required under Section 2.2(b), in each case which shall only require the approval of the Required Lenders).

8.2.2 Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or amend the definition of “Revolving Loan Pro Rata Share”.

8.2.3 Increase the amount of the Revolving Loan Commitment of such Lender hereunder (i.e., without the consent of such Lender), or permit the Borrower to assign its rights or obligations under this Agreement.

8.2.4 Amend this Section 8.2.

8.2.5 Other than in connection with a transaction permitted under this Agreement, release all or substantially all of the Collateral.

8.2.6 Other than in connection with a transaction permitted under this Agreement, release all or substantially all of the Guarantors from their obligations thereunder.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loan shall be effective without the written consent of the Swing Line Lender. No amendment of any provision of this Agreement relating to the LC Issuer shall be effective without the written consent of the LC Issuer.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until all of the Secured Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.13 which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and the Arrangers for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent and expenses of and fees for other advisors and professionals engaged by the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges and expenses of attorneys and paralegals for the Administrative Agent, the Arrangers, the LC Issuer and the Lenders, which attorneys and paralegals may be employees of the Administrative Agent, the Arrangers, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section include, without limitation, the cost and expense of obtaining the field examination contemplated by Section 6.9 and the preparation of Reports described in the following sentence based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination. The Borrower acknowledges that from time to time JPMorgan may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by JPMorgan from information furnished to it by or on behalf of the Borrower, after JPMorgan has exercised its rights of inspection pursuant to this Agreement.

(ii) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, the LC Issuer, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, the LC Issuer, any Lender or any affiliate is a party thereto, and all reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems appropriate.

9.8. Accounting. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrower or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Borrower’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations. The parties hereto agree that any such amendment entered into as a result of a change in the accounting principles relating to the treatment of operating leases, including the capitalization thereof, would be effected at no cost to the Borrower (other than the reasonable attorney’s fees of the Administrative Agent). In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment. Notwithstanding the foregoing, all financial statements to be delivered by the Borrower pursuant to Section 6.1 shall be prepared in accordance with generally accepted accounting principles in effect at such time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have liability to the

Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arrangers, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. The Administrative Agent and each Lender agrees to hold any Confidential Information (as hereinafter defined) which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates in connection with the transactions contemplated by this Agreement (provided that such parties are informed of the confidential nature of the Confidential Information and are instructed to keep such Confidential Information confidential), (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee in connection with the transactions contemplated by this Agreement (provided that such parties are informed of the confidential nature of the Confidential Information and are instructed to keep such Confidential Information confidential), (iii) to regulatory officials upon request or as required by law, (iv) subject to the proviso below, to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to its direct or indirect contractual counterparties in swap agreements related to the Credit Extensions or to legal counsel, accountants and other professional advisors to such counterparties when provided for such purposes, (vii) permitted by Section 12.4, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Credit Extensions hereunder and (ix) in connection with enforcement of the rights and remedies of the Administrative Agent or any Lender under the Loan Documents to the extent such disclosure is necessary or appropriate to pursue such enforcement in a commercially reasonable manner; provided that, in the case of subsection (iv) to the extent permitted by applicable law, the Administrative Agent or relevant Lender to whom the disclosure request or requirement is made, agrees to use its commercially reasonable efforts to promptly notify the Borrower of such request or requirement so that the Borrower may (a) seek an appropriate protective order or other appropriate order at the Borrower’s sole cost and expense and/or (b) waive compliance with this proviso – it being understood and agreed that if the Borrower does not have the right to obtain such an order or if the Borrower does not commence procedures to obtain such a protective order within 5 Business Days of receipt of such notice, the Administrative Agent and Lenders’ compliance with this proviso shall be deemed to have been waived with respect to such disclosure. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any Confidential Information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such Confidential Information. As used in this Section 9.11, “Confidential Information” means any information or material regarding the business operations, procedures, methods and plans of the Borrower and its Subsidiaries, any financial data, proposed transaction or financing structures, information relating to the Receivables or the Receivables Portfolios, and all reports (other than copies of reports filed with the Securities and Exchange Commission) and other information provided pursuant to Section 6.1, together with all notes, analyses, compilations, studies and other documents to the extent they contain or otherwise reflect such information; provided that “Confidential Information” shall not include any such information which (i) is generally available to the public at the time it is provided by, or on behalf of, the Borrower or any Subsidiary, (ii) was known to the intended recipient prior to such information being disclosed to the Administrative Agent or any Lender and (iii) is independently developed by or for the Administrative Agent or any Lender.

9.12. Lenders Not Utilizing Plan Assets. Each Lender represents and warrants that none of the consideration used by such Lender to make its Credit Extensions constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of such Lender in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

9.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

9.14. Disclosure. The Borrower and each Lender, including the LC Issuer, hereby acknowledge and agree that each Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.15. Performance of Obligations. The Borrower agrees that the Administrative Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of the Borrower under any Loan Document or take any other action which the Administrative Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (x) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (y) pay any rents payable by the Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Administrative Agent shall use its best efforts to give the Borrower notice of any action taken under this Section 9.15 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower’s obligations in respect thereof. The Borrower agrees to pay the Administrative Agent, upon demand, the principal amount of all funds advanced by the Administrative Agent under this Section 9.15, together with interest thereon at the rate from time to time applicable to Floating Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 9.15 within one (1) Business Day after the date the Borrower receives written demand therefor from the Administrative Agent, the Administrative Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Administrative Agent, in Dollars in immediately available funds, the amount equal to such Lender’s Revolving Loan Pro Rata Share of such advance. If such funds are not made available to the Administrative Agent by such Lender within one (1) Business Day after the Administrative Agent’s demand therefor, the Administrative Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Administrative Agent its Revolving Loan Pro Rata Share of any such unreimbursed advance under this Section 9.15 shall neither relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Revolving Loan Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Administrative Agent. All outstanding principal of, and interest on, advances made under this Section 9.15 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

9.16. USA Patriot Act Notification. The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government of the United States of America fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. Accordingly, when the Borrower opens an account, the Administrative Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower. The Administrative Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1. Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any of the Holders of Secured Obligations by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Holders of Secured Obligations, (ii) is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders, for itself and on behalf of its Affiliates as Holders of Secured Obligations, hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Holder of Secured Obligations hereby waives. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any other Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

10.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, or any Lender or Holder of Secured Obligations for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any Collateral; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel reasonably selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to the Lenders’ Revolving Loan Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Secured Obligations and termination of this Agreement.

10.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Revolving Loan Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five (45) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, in consultation with the Borrower, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

10.13. Administrative Agent and Arrangers’ Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arrangers pursuant to those certain letter agreements dated October 23, 2009, or as otherwise agreed from time to time.

10.14. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15. Co-Agents, Documentation Agent, Syndication Agent, etc. None of the Lenders, if any, identified in this Agreement as a “co-agent”, “documentation agent” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

10.16. Collateral Documents. (a) Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

(b) In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations.

(c) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Revolving Loan Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnity obligations, Banking Services Obligations and Rate Management Obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.16.

(d) Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

10.17. Reports. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any other Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Revolving Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Revolving Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Revolving Loan Pro Rata Share. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Revolving Loan Pro Rata Shares. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank, (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee or (z) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to direct or indirect contractual counterparties in swap agreements relating to the Loans; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Revolving Credit Exposure of such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Revolving Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Revolving Loan Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Revolving Loan Commitment and Outstanding Revolving Credit Exposure of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $3,000,000. The amount of the assignment shall be based on the Revolving Loan Commitment and Outstanding Revolving Credit Exposure (if the Revolving Loan Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

12.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if (i) a Default has occurred and is continuing or (ii) if such assignment is in connection with the physical settlement of any Lender’s obligations to direct or indirect contractual counterparties in swap agreements relating to the Loans. The consent of the Administrative Agent and the LC Issuer shall be required prior to any assignment becoming effective. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 12.3.1 and 12.3.2, and (ii) payment of a $3,500 fee by the relevant assignor or Purchaser to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Revolving Loan Commitment and Outstanding Revolving Credit Exposure under the applicable Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Revolving Loan Commitment and Outstanding Revolving Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Loan Commitments (or, if the Revolving Loan Termination Date has occurred, their respective Outstanding Revolving Credit Exposure) as adjusted pursuant to such assignment.

12.3.4 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Phoenix, Arizona a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Loan Commitments of, and principal amounts of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1. Notices; Effectiveness; Electronic Communication

13.1.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.1.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, in each case to the attention of the individual or office indicated, if any, as follows:

(i)	if to the Borrower, at its address or telecopier number set forth on the signature page hereof;

(ii)	if to the Administrative Agent, at its address or telecopier number set forth on the signature page hereof;

(iii)	if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

(iv)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.1.2 below, shall be effective as provided in said Section 13.1.2.

13.1.2 Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.2. Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION

14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Borrower, the Administrative

Agent, the LC Issuer and the Lenders and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of such parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER, EACH LENDER AND EACH OTHER HOLDER OF SECURED OBLIGATIONS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER, EACH LENDER AND EACH OTHER HOLDER OF SECURED OBLIGATIONS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER, EACH LENDER, AND EACH OTHER HOLDER OF SECURED OBLIGATIONS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

ENCORE CAPITAL GROUP, INC. as the Borrower

By:	/s/ J. Brandon Black

Print Name:	J. Brandon Black
Title:	President & CEO
8875 Aero Drive, Suite 200
San Diego, California 92123

Attention:	General Counsel
Telephone: (858) 309-6964 FAX: (858) 309-6995

SIGNATURE PAGE TO

ENCORE CAPITAL GROUP

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender, as Swing Line Lender, as LC Issuer, and as Administrative Agent

By:	/s/ Anna C. Ruiz

Name:	Anna C. Ruiz
Title:	Vice President
201 North Central Avenue
21st Floor
Phoenix, Arizona 85004

Attention:	Anna C. Ruiz
Telephone: (602) 221-1360 FAX: (602) 221-1502
email: steven.j.krakoski@chase.com

SIGNATURE PAGE TO

ENCORE CAPITAL GROUP

CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Syndication Agent and individually as a Lender

By:	/s/ Christopher D. Pannacciulli

Name:	Christopher D. Pannacciulli
Title:	Senior Vice President

FIFTH THIRD BANK, as a Documentation Agent and individually as a Lender

By:	/s/ Gregory J. Vollmer

Name:	Gregory J. Vollmer
Title:	Assistant Vice President

SUNTRUST BANK, as a Documentation Agent and individually as a Lender

By:	/s/ William Christensen

Name:	William Christensen
Title:	Director

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Ryan Vetsch

Name:	Ryan Vetsch
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Documentation Agent

By:	/s/ Ryan Vetsch

Name:	Ryan Vetsch
Title:	Vice President

CALIFORNIA BANK & TRUST, as a Lender

By:	/s/ Michael G. Powell

Name:	Michael G. Powell
Title:	Senior Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Rita Raychaudhuri

Name:	Rita Raychaudhuri
Title:	Sr Vice President

Compass Bank, successor in interest to Guaranty Bank, as a Lender

By:	/s/ Andrew Widmer

Name:	Andrew Widmer
Title:	Vice President

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:	/s/ Kenneth Lipke

Name:	Kenneth Lipke
Title:	FVP

By:	/s/ Jeffrey S. Ackerman

Name:	Jeffrey S. Ackerman
Title:	Senior Vice President

BANK LEUMI USA, as a Lender

By:	/s/ J. Delvoye

Name:	J. Delvoye
Title:	First Vice President

MANUFACTURERS BANK, as a Lender

By:	/s/ Maureen Kelly

Name:	Maureen Kelly
Title:	Vice President

SCHEDULES

Commitment Schedule

Pricing Schedule

Schedule 2.20	-	Existing Letters of Credit

Schedule 5.6	-	Taxes

Schedule 5.8	-	Subsidiaries

Schedule 5.12	-	Material Agreements

Schedule 6.13.1	-	Permitted Investments

Schedule 6.13.2	-	Existing Investments

Schedule 6.14	-	Existing Indebtedness

Schedule 6.15	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Borrower’s Counsel’s Opinion

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment and Assumption Agreement

Exhibit D	-	Form of Loan/Credit Related Money Transfer Instruction

Exhibit E	-	Form of Promissory Note for Revolving Loan (if requested)

Exhibit F	-	Officer’s Certificate

Exhibit G	-	List of Closing Documents

Exhibit H	-	Form of Borrowing Base Certificate

Exhibit I	-	Form of Commitment and Acceptance

COMMITMENT SCHEDULE

Revolving Loan Commitments

Lender	Amount of Revolving Loan Commitment	% of Aggregate Revolving Loan Commitment
JPMorgan Chase Bank, N.A.	$50,000,000	15.27%
Bank of America, N.A.	$50,000,000	15.27%
Fifth Third Bank	$40,000,000	12.21%
SunTrust Bank	$40,000,000	12.21%
Morgan Stanley Bank, N.A.	$35,000,000	10.69%
California Bank & Trust	$30,000,000	9.16%
Citibank, N.A.	$25,000,000	7.63%
Guaranty Bank	$20,000,000	6.11%
Israel Discount Bank, Ltd.	$15,000,000	4.58%
Bank Leumi USA	$15,000,000	4.58%
Manufacturers Bank	$7,500,000	2.29%
TOTAL	$327,500,000	100%

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
Eurodollar Rate	3.50%	3.75%	4.00%
Floating Rate	2.50%	2.75%	3.00%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
Commitment Fee	0.400%	0.500%	0.625%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1.1 or 6.1.2.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Cash Flow Leverage Ratio is less than 1.0 to 1.0.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Cash Flow Leverage Ratio is less than 1.5 to 1.0.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Borrower has not qualified for Level I Status or Level II Status.

“Status” means either Level I Status, Level II Status or Level III Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing tables based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing tables until five days after such Financials are so delivered.

Notwithstanding the foregoing, Level II Status shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Closing Date (unless such Financials demonstrate that Level III Status should have been applicable during such period, in which case such other Status shall be deemed to be applicable during such period) and adjustments to the Status then in effect shall thereafter be effected in accordance with the preceding paragraph.

2

SCHEDULE 2.20

EXISTING LETTERS OF CREDIT

None

SCHEDULE 5.6

TAXES

None

SCHEDULE 5.8

SUBSIDIARIES

Wholly-owned subsidiaries of Encore Capital Group, Inc:

Midland Credit Management, Inc., a Kansas corporation

Midland Credit Management (Mauritius) Ltd., a Mauritius private limited company

Wholly-owned subsidiaries of Midland Credit Management, Inc.:

Midland Portfolio Services, Inc., a Delaware corporation

Ascension Capital Group, Inc., a Delaware corporation

Midland International LLC, a Delaware limited liability company

Wholly-owned subsidiaries of Midland Portfolio Services, Inc.:

Midland Funding LLC, a Delaware limited liability company

Midland Funding NCC-2 Corporation, a Delaware corporation

MRC Receivables Corporation, a Delaware corporation

Wholly-owned subsidiaries of Midland International LLC:

Midland India LLC, a Minnesota limited liability company

Midland Credit Management India Private Limited, an India private limited company

SCHEDULE 5.12

MATERIAL AGREEMENTS

None

SCHEDULE 6.13.1

PERMITTED INVESTMENTS

1)	Maximum Maturity

a)	The maximum allowable maturity for any security is 24 months. For securities where the interest rate is adjusted periodically (e.g. floating rate securities), the reset date will be used to determine the maturity date.

2)	Eligible investments

a)	All investments will be held in US Dollars (other than investments held in Indian Rupees (INR), in an aggregate US Dollar equivalent amount not to exceed $5,000,000 at any time).

b)	Specific instruments are limited to:

i)	Direct obligations of the U.S. Treasury including Treasury Bills, Notes and Bonds.

ii)	Federal Agency Securities which carry the direct or implied guarantee of the U.S. Government including Government National Mortgage Association, Federal Home Loan Bank, Federal Farm Credit Bank, Federal National Mortgage Association, Student Loan Marketing Association, World Bank, and Tennessee Valley Authority, including Notes, Discount Notes, Medium Term Notes and Floating Rate Notes.

iii)	Bank Certificates of Deposit and Bankers’ Acceptances including Eurodollar denominated and Yankee issues. Investments will be limited to those institutions with total assets in excess of $2 billion and which carry a Moody’s and Standard and Poors rating of A1/P1 or better.

iv)	Corporate Securities including commercial paper, rated A1/P1 or better and corporate debt instruments including medium term notes and floating rate notes issued by foreign or domestic corporations which pay in U.S. Dollars and carry a rating of A/A or better.

v)	Short term Tax Exempt Securities including municipal notes, commercial paper, and floating rate notes rated A1/P1 or better; Municipal Notes rated SP-1/MIG-2 or better, and Bonds rated AA or better.

vi)	Pre-refunded municipal bonds escrowed to maturity and backed by U.S. Treasury securities.

vii)	Repurchase agreements with major banks and dealers which are recognized as Primary Dealers by the Federal Reserve Bank of New York. Collateral for these transactions must be U.S. Treasury or Agency securities only and valued at 102% of market value.

viii)	Money-Market mutual funds which offer daily purchase and redemption and maintain a constant share price. The Borrower will invest only in ‘no-load’ funds, which have a constant $1.00 NAV.

ix)	Money-Market interest bearing deposit accounts with banks that are members of the Federal Reserve Bank and that maintain capital levels that are at or above federal banking regulators’ requirements for well capitalized institutions.

3)	Concentration Limits

a)	U.S. Government, Federal Agency Obligations and Repurchase Agreements, or Institutional Funds investing in same: no limit

b)	Corporate and bank debt not to exceed $10 million per issuer.

c)	Municipal bond debt not to exceed $10 million per issuer.

SCHEDULE 6.13.2

EXISTING INVESTMENTS

Wholly-owned subsidiaries of Encore Capital Group, Inc:

Midland Credit Management, Inc., a Kansas corporation

Midland Credit Management (Mauritius) Ltd., a Mauritius private limited company

Wholly-owned subsidiaries of Midland Credit Management, Inc.:

Midland Portfolio Services, Inc., a Delaware corporation

Ascension Capital Group, Inc., a Delaware corporation

Midland International LLC, a Delaware limited liability company

Wholly-owned subsidiaries of Midland Portfolio Services, Inc.:

Midland Funding LLC, a Delaware limited liability company

Midland Funding NCC-2 Corporation, a Delaware corporation

MRC Receivables Corporation, a Delaware corporation

Wholly-owned subsidiaries of Midland International LLC:

Midland India LLC, a Minnesota limited liability company

Midland Credit Management India Private Limited, an India private limited company

Other Investments:

Assets of the Midland Credit Management, Inc. Executive Nonqualified Excess Plan are invested in various securities (mutual funds, money market funds, & COLI) that match plan participants’ investments.

SCHEDULE 6.14

EXISTING INDEBTEDNESS

Amounts due pursuant to the following:

•	Note and Security Agreement between California First Leasing Corporation and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

•	Capital Lease Agreement between US Bancorp and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

•	Guaranty by Encore Capital Group, Inc. of the obligations of Midland Credit Management, Inc. under the lease for its San Diego facility

•	Capital Equipment Lease Agreement between Cisco and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

•	Capital Equipment Lease Agreement between Dell and Midland Credit Management, Inc. (guaranteed by Encore Capital Group, Inc.)

•	Capital Lease Agreement between CSI, iSeries server and Midland Credit Management, Inc.

•	Operating Lease between Key Equipment Finance, Midland Credit Management, Inc. and Ascension Capital Group, Inc.

•	Operating Lease between Time Payment Corp and Ascension Capital Group, Inc.

•	Lease Agreement between Sundance III, LLC and Encore Capital Group, Inc. for St. Cloud.

•	Lease Agreement between Pranjiwan Lodhia and Lolita Lodhia and Encore Capital Group, Inc. for Phoenix.

•	Lease Agreement between Dinesh Kimar and Manmahan Gaind and Midland Credit Management India Private Limited

•	Lease Agreement between LBA Realty Fund-Holding Co. I, LLC. and Midland Credit Management, Inc for San Diego.

•	Lease Agreement between Arbors, LLC and Midland Credit Management, Inc. for Arlington.

•	Operating Lease between Pitney Bowes and Midland Credit Management, Inc.

•	Operating Lease between U.S. Bank and Midland Credit Management, Inc.

•	Premium Finance Agreement between AFCO and Encore Capital Group, Inc.

•	Insurance Policy Agreement between CNA and Encore Capital Group, Inc.

•	Repurchase and putback obligations pursuant to agreements for the sale of Receivables.

•	Obligations to participants in the Midland Credit Management, Inc. Executive Nonqualified Excess Plan (deferred compensation plan).

•	Obligations to participants in the Midland Credit Management, Inc. self-insured health insurance plans through Cigna and life insurance through Lincoln Financial.

SCHEDULE 6.15

EXISTING LIENS

Debtor	State	Original File Date and Number	Secured Party	Collateral Description

ASCENSION CAPITAL GROUP, INC.	TX	05-0027214102 8/30/05	JPMorgan Chase Bank, N.A.	All equipment furniture, furnishings, fixtures

ASCENSION CAPITAL GROUP, INC.	TX	05-0027282026 8/31/05	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

ASCENSION CAPITAL GROUP, INC.	TX	05-0027807281 9/6/05	Konica Minolta Business Solutions U.S.A., Inc.	Equipment: Minolta EP1030 Lease #3961140

ASCENSION CAPITAL GROUP, INC.	TX	05-0027807403 9/6/06	Dell Financial Services, L.P.	Equipment: Lease #007320570-005

ASCENSION CAPITAL GROUP, INC.	DE	527111720 8/31/05	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

ENCORE CAPITAL GROUP, INC.	DE	51745604 6/7/05	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

MIDLAND CREDIT MANAGEMENT, INC.	KS	5997135 6/8/05	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

MIDLAND CREDIT MANAGEMENT, INC.	KS	93861350 9/26/05	Xerox Corporation	Equipment: Xerox 4110CPC, WC265HC, WC275HC and WC245HC

Debtor	State	Original File Date and Number	Secured Party	Collateral Description

MIDLAND CREDIT MANAGEMENT, INC.	KS	93996751 11/18/05	IBM Credit, LLC	Equipment: Type 7310 7316 999 BCN422

MIDLAND CREDIT MANAGEMENT, INC.	KS	6289888 12/7/06	Sherman Acquisition LLC	Accounts identified on Accounts Schedule attached thereto, together with the right to collect all principal interest or other proceeds

MIDLAND CREDIT MANAGEMENT, INC.	KS	6422299 11/1/07	EMCC Investment Ventures, LLC	Evidences sale from time to time of certain non-performing consumer or credit card accounts by Debtor to Secured Party as described in and pursuant to Terminated of Forward Flow Purchase Agreement dated 10/30/2007

MIDLAND CREDIT MANAGEMENT, INC.	KS	70546051 2/11/08	Key Equipment Finance Inc.	Equipment: Notice filing, Collateral defined therein is covered by financing statement only to the extent such collateral is provided to or obtained by Debtor in connection with present or future leases, loans, conditional sale agreements or other agreements with Secured Party and obligations funded by Secured Party

MIDLAND CREDIT MANAGEMENT, INC.	KS	70609719 10/31/08	Key Equipment Finance Inc.	Equipment: Notice filing, Collateral defined therein is covered by financing statement only to the extent such collateral is provided to or obtained by Debtor in connection with present or future leases, loans, conditional sale agreements or other agreements with Secured Party and obligations funded by Secured Party

MIDLAND CREDIT MANAGEMENT, INC.	KS	6549976 12/8/08	CSI Leasing, Inc.	Equipment: various items of leased computer equipment under Master Lease 246720

MIDLAND CREDIT MANAGEMENT, INC.	KS	6566608 2/6/09	Roundup Funding, L.L.C.	Certain consumer loans accounts which are believed to have at least one obligor in a Bankruptcy Proceeding under the U.S. Bankruptcy Code pursuant to an agreement between the Seller and the Buyer, and proceeds arising therefrom

MIDLAND CREDIT MANAGEMENT, INC.	KS	6572085 2/20/09	Roundup Funding, L.L.C.	Certain consumer loans accounts which are believed to have at least one obligor in a Bankruptcy Proceeding under the U.S. Bankruptcy Code pursuant to an agreement between the Seller and the Buyer, and proceeds arising therefrom

Debtor	State	Original File Date and Number	Secured Party	Collateral Description

MIDLAND CREDIT MANAGEMENT, INC.	KS	6579189 3/20/09	Roundup Funding, L.L.C.	Certain consumer loans accounts which are believed to have at least one obligor in a Bankruptcy Proceeding under the U.S. Bankruptcy Code pursuant to an agreement between the Seller and the Buyer, and proceeds arising therefrom

MIDLAND CREDIT MANAGEMENT, INC.	KS	70650044 5/7/09	US Bancorp Equipment Finance, Inc.	Equipment: Software and other personal property under certain Equipment Schedule No. 2 to Master Lease Agreement dated as of 6/9/03

MIDLAND CREDIT MANAGEMENT, INC.	KS	6608780 6/24/09	Cisco Systems Capital Corporation	Equipment: items of leased equipment described on Schedule thereto

MIDLAND CREDIT MANAGEMENT, INC.	KS	70669655 8/14/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03

MIDLAND CREDIT MANAGEMENT, INC.	KS	70675785 9/15/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03

MIDLAND CREDIT MANAGEMENT, INC.	KS	70681056 10/9/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03

MIDLAND CREDIT MANAGEMENT, INC.	KS	70682237 10/16/09	US Bancorp Equipment Finance, Inc.	Equipment: all equipment, software and other personal property that is financed by Lessor under certain Equipment Schedule to Master Lease Agreement dated as of 6/9/03

MIDLAND CREDIT MANAGEMENT, INC.	KS	70689760 11/24/09	US Bancorp Equipment Finance, Inc.	For Informational Purposes Only: 1 5520CT CSI914057; 1 5520CT CSI914057C

MIDLAND CREDIT MANAGEMENT, INC.	CA	0417861155 6/22/04	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

Debtor	State	Original File Date and Number	Secured Party	Collateral Description

MIDLAND CREDIT MANAGEMENT, INC.	CA	05-7043415605 9/26/05	Portfolio Recovery Associates	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

MIDLAND CREDIT MANAGEMENT, INC.	CA	06-7076079517 6/30/06	Portfolio Recovery Associates	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7098601038 1/12/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7113358378 5/9/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7119448900 6/26/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7120593377 7/3/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7127800335 8/31/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

MIDLAND CREDIT MANAGEMENT, INC.	CA	07-7132050500 10/3/07	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

MIDLAND CREDIT MANAGEMENT, INC.	CA	09-7211674825 10/20/09	Noble Systems Corporation	150 Agent Stations – Enterprise Contact Center

Debtor	State	Original File Date and Number	Secured Party	Collateral Description

MIDLAND FUNDING LLC	DE	51745505 6/7/05	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

MIDLAND FUNDING LLC	DE	20081650207 5/13/08	Senex Funding, LLC	All accounts receivables sold and assigned pursuant to certain Account Purchase Agreement dated as of 4/4/2008, all proceeds thereof

MIDLAND FUNDING NCC-2 CORPORATION	DE	51745653 6/7/05	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

MIDLAND FUNDING NCC-2 CORPORATION	CA	0417861185 6/22/04	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Secured Party and sold by the Debtor under specified Purchase and Sale Agreement

MIDLAND INTERNATIONAL LLC	DE	52711720 8/31/2005	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

MIDLAND PORTFOLIO SERVICES, INC.	DE	51745406 6/7/05	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

MRC RECEIVABLES CORPORATION	DE	20072601580 7/10/07	JPMorgan Chase Bank, N.A., as Administrative Agent	All assets of Debtor

MRC RECEIVABLES CORPORATION	CA	0407660973 3/9/04	PRA III, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

Debtor	State	Original File Date and Number	Secured Party	Collateral Description

MRC RECEIVABLES CORPORATION	CA	0417861158 6/22/04	Portfolio Recovery Associates, LLC	All accounts, contract rights, choses in action, accounts receivables and general intangibles owned or acquired and purchased by the Purchaser and sold by the Seller under specified Purchase and Sale Agreement

Obligations with respect to collected funds on third-party accounts pursuant to the Servicing Agreement dated as of December 27, 2000 among CCS Receivables Management, LLC, Daiwa Finance Corporation and Midland Credit Management, Inc., as amended (Service Agreement assigned to by CCS Receivables Management, LLC to Arrow Financial Services LLC effective March 31, 2005).

Obligations with respect to collected funds on third-party accounts pursuant to servicing agreements between Ascension Capital Group, Inc. and its clients.

EXHIBIT A

FORM OF CREDIT PARTIES’ COUNSEL’S OPINION

Attached

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders under the
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement, dated as of February 8, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Encore Capital Group, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of the Borrower;1

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period ending on                  , 20         and covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. All of the representations and warranties set forth in Article V of the Credit Agreement are true and correct as of the date hereof except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

5. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.

[1]	Per Section 6.1.3 of the Credit Agreement, this certificate is to be completed and executed by the chief financial officer or treasurer.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________

______________________________________________

______________________________________________

______________________________________________

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of             , 20__.

ENCORE CAPITAL GROUP, INC., as Borrower

By:
Name:
Title:

Signature Page to Compliance Certificate

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                     ,              (the “Compliance Date”) with Provisions of

Sections 6.21.1, 6.21.2, 6.22, 6.23 and certain other Sections of the Credit Agreement

I.	FINANCIAL COVENANTS

A.	CASH FLOW LEVERAGE RATIO (Section 6.21.1)

(1) Consolidated Funded Indebtedness	$	___________

(2) Consolidated EBITDA

(a) Consolidated Net Income	+ $	___________

(b) Amortized Collections	+ $	___________

(c) Consolidated Interest Expense	+ $	___________

(d) Expense for taxes paid or accrued	+ $	___________

(e) Depreciation	+ $	___________

(f) Amortization	+ $	___________

(g) Any extraordinary losses	+ $	___________

(h) Non-Cash Charges from Compensation Expense	+ $	___________

(i) Interest income	- $	___________

(j) Extraordinary gains	- $	___________

(k) Income of any JV Entity, joint venture, minority investment or similar entity	- $	___________

(l) Income of any Subsidiary to the extent that declaration or payment of a dividend is not permitted by such Subsidiary’s charter document or other agreement at that time	- $	___________

(m) Consolidated EBITDA (Sum of A(2)(a) through A(2)(l))	= $	___________

(3) Cash Flow Leverage Ratio (Ratio of A(1) to A(2)(m))		_____ to 1.00

(4) Maximum Cash Flow Leverage Ratio for each fiscal four-quarter period		1.75 to 1.00

B. MINIMUM NET WORTH (Section 6.21.2)

(1) Minimum Net Worth

(a) Base Level	+ $	166,506,500

(b) Increase in “Total Stockholders’ Equity”	+ $	__________

(c) 50% of Consolidated Net Income	+ $	__________

(d) Repurchase amounts	- $	__________

(e) Total (Sum of B(1)(a) to B(1)(d)):	$	__________

(2) Consolidated Net Worth (Minimum: Line B(1)(e))	$	__________

C. INTEREST COVERAGE RATIO (Section 6.22)

(1) Consolidated EBIT

(a) Consolidated Net Income	$	__________

(b) Consolidated Interest Expense	+ $	__________

(c) Expense for taxes paid or accrued	+ $	__________

(d) Any extraordinary losses	+ $	__________

(e) Interest income	- $	__________

(f) Extraordinary gains	- $	__________

(g) Income of any JV Entity, joint venture, minority investment or similar entity	- $	__________

(h) Income of any Subsidiary to the extent that declaration or payment of a dividend is not permitted by such Subsidiary’s charter document or other agreement at that time	- $	__________

(i) Consolidated EBIT (Sum of C(1)(a) through C(1)(h))	= $	__________

(2) Consolidated Interest Expense	$	__________

(3) Interest Coverage Ratio (Ratio of C(1) to C(2))		_____ to 1.00

(4) Minimum Interest Coverage Ratio for each fiscal four-quarter period		2.00 to 1.00

II. OTHER MISCELLANEOUS PROVISIONS

A. SALE OF ASSETS (Section 6.12)

(1) State whether any asset sales (other than asset sales permitted pursuant to Sections 6.12.1 through 6.12.5, inclusive) have occurred.		Yes/No

B. INDEBTEDNESS (Section 6.14)

(1)    Aggregate outstanding principal amount of Indebtedness (including Capitalized Leases) incurred in connection with purchase money security interests together with any additional unsecured Indebtedness (other than Indebtedness permitted pursuant to Section 6.14.1 through 6.14.3 or Section 6.14.5 through 6.14.8)

[Maximum: $12,500,000]

	$	___________

C. CAPITAL EXPENDITURES (Section 6.23).

(1) The Capital Expenditures incurred during the previous fiscal year in the aggregate for the Borrower and its Subsidiaries [Maximum: $12,500,000]	$	___________

D. RENTALS (Section 6.24).

(1) The aggregate amount of obligations resulting from Rentals during the most recent fiscal year on a consolidated basis for the Borrower and its Subsidiaries. [Maximum: $ 12,500,000]	$	___________

E. LIQUIDITY (Section 6.31)

(1)    all unencumbered cash and Cash Equivalent Investments held by the Credit Parties free and clear of any Lien or claims other than Liens under the Collateral Documents or customaryrights of set-off or similar rights of any financial institution holding deposit accounts or securities accounts of the Borrower or any of its Subsidiaries

	$	___________

(2) Aggregate Outstanding Revolving Credit Exposure	$	___________

(3) Aggregate Revolving Loan Commitment	$	___________

(4) (E)(3) minus (E)(2)	$	___________

(5) Borrowing Base	$	___________

(6) (E)(5) minus (E)(2)	$	___________

(7) The lesser of (E)(6) and (E)(4)	$	___________

(80 Liquidity (the sum of (E)(1) and (E)(7)) [Minimum: : $5,000,000]	$	___________

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, without limitation, any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:		[and is an Affiliate/Approved
Fund of [identify Lender][2]

3.	Borrower:	ENCORE CAPITAL GROUP, INC.

4.	Agent:	JPMorgan Chase Bank, N.A.	as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of February 8, 2010 among the Borrower, the Lenders and the Administrative Agent.

6.	Assigned Interest:

[2]	Select as applicable.

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
_______________________	$	$	_______	%
_______________________	$	$	_______	%
_______________________	$	$	_______	%

7.   Trade Date: __________________________________________________________________________________4

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:][5]

[ENCORE CAPITAL GROUP, INC., as Borrower]

By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal law of the State of New York.

SCHEDULE 1

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

EXHIBIT D

FORM OF LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTIONS

To JPMorgan Chase Bank, N.A.,

as Administrative Agent (the “Administrative Agent”) under the Credit Agreement described below.

Re:	Credit Agreement, dated as of February 8, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Encore Capital Group, Inc. (the “Borrower”), the Lenders, and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s) _______________________________________________________________________

Customer/Account Name	Encore Capital Group, Inc.

Transfer Funds To	_______________________________________________________________________

_______________________________________________________________________

For Account No.	_______________________________________________________________________

Reference/Attention To	_______________________________________________________________________

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

EXHIBIT E

FORM OF PROMISSORY NOTE FOR REVOLVING LOAN

February 8, 2010

ENCORE CAPITAL GROUP, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of [LENDER] or its registered assigns (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to the Agreement (as hereinafter defined), in immediately available funds at the place specified pursuant to Article II of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay, in Dollars, the principal of and accrued and unpaid interest on the Revolving Loans in full on the Revolving Loan Termination Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.

This Revolving Loan Note (this “Note”) is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, dated as of February 8, 2010 (which, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the Lenders and JPMorgan Chase Bank, N.A. as Administrative Agent (the “Administrative Agent”), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

This Note is equally and ratably secured by the Collateral Documents. Reference is hereby made to the Collateral Documents for a description of the collateral thereby mortgaged, warranted, bargained, sold, released, conveyed, assigned, transferred, pledged and hypothecated, the nature and extent of the security for this Note, the rights of the holder of this Note, the Administrative Agent in respect of such security and otherwise.

This Note shall be governed by, and construed in accordance with, the internal laws, but without regard to the conflict of law provisions, of the State of New York, but giving effect to federal laws applicable to national banks.

[Signature Page Follows]

ENCORE CAPITAL GROUP, INC., as Borrower

By:
Name:
Title:

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OF PRINCIPAL

TO

REVOLVING LOAN NOTE OF ENCORE CAPITAL GROUP, INC.

Date	Principal Amount of Revolving Loan	Principal Amount Paid	Unpaid Balance

EXHIBIT F

FORM OF OFFICER’S CERTIFICATE

OFFICER’S CERTIFICATE

I, the undersigned, hereby certify to the “Administrative Agent” and the “Lenders” (each as defined below) that I am the                          of ENCORE CAPITAL GROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Borrower”). Capitalized terms used herein and not otherwise defined herein are as defined in that certain Credit Agreement dated as of February 8, 2010 by and among the Borrower, the institutions from time to time parties thereto as Lenders (the “Lenders”) and JPMorgan Chase Bank, N.A. as the “Administrative Agent” (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

I further certify to the Administrative Agent and the Lenders, as such officer and not individually, that, pursuant to Section 6.1.3 of the Credit Agreement, as of the date hereof:

1. No Default or Unmatured Default exists [other than the following (describe the nature of the Default or Unmatured Default and the status thereof)].

2. The representations and warranties of the Borrower contained in Article V of the Credit Agreement are true and correct in all material respects on and as of the date of this Certificate to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties relate to an earlier date, in which case, such representations and warranties shall have been true and correct on and as of such earlier date.

IN WITNESS WHEREOF, I hereby subscribe my name on behalf of the Borrower on this                      day of February, 2010.

ENCORE CAPITAL GROUP, INC., as Borrower

By:
Name:
Title:

EXHIBIT G

LIST OF CLOSING DOCUMENTS

$327,500,000

ENCORE CAPITAL GROUP, INC.

February 8, 2010

LIST OF CLOSING DOCUMENTS6

A.	LOAN DOCUMENTS

1.	Credit Agreement (the “Credit Agreement”) by and among Encore Capital Group, Inc., a Delaware corporation (the “Borrower”), the institutions from time to time parties thereto as Lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a $327,500,000 credit facility.

EXHIBITS

EXHIBIT A	—	Form of Borrower’s Counsel’s Opinion
EXHIBIT B	—	Form of Compliance Certificate
EXHIBIT C	—	Form of Assignment and Assumption Agreement
EXHIBIT D	—	Form of Loan/Credit Related Money Transfer Instruction
EXHIBIT E	—	Form of Promissory Note for Revolving Loan (if requested)
EXHIBIT F	—	Officer’s Certificate
EXHIBIT G	—	List of Closing Documents
EXHIBIT H	—	Form of Borrowing Base Certificate
EXHIBIT I	—	Form of Commitment and Acceptance

SCHEDULES

Commitment Schedule
Pricing Schedule
Schedule 2.20	—	Existing Letters of Credit
Schedule 5.6	—	Taxes
Schedule 5.8	—	Subsidiaries
Schedule 5.12	—	Material Agreements
Schedule 6.13.1	—	Permitted Investments
Schedule 6.13.2	—	Existing Investments
Schedule 6.14	—	Existing Indebtedness
Schedule 6.15	—	Existing Liens

[6]

Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Borrower and/or Borrower’s counsel.

2.	Notes executed by the Borrower in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.13 of the Credit Agreement.

3.	Guaranty made by each Domestic Subsidiary identified in Appendix A hereto (each such Subsidiary and the Borrower, herein being the “Credit Parties”) in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations.

4.	Pledge and Security Agreement executed by each Credit Party evidencing its grant of a security interest in substantially all of its respective personal property in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, together with the appropriate stock certificates, stock powers executed in blank, pledge instructions, and acknowledgments.

Exhibit A	—	Place of Business, Chief Executive Office and Mailing Address; Locations of Real Property, Inventory, Equipment and Fixtures
Exhibit B	—	Vehicles; Ships, Railcars and other Vehicles; Patents, Copyrights and Trademarks
Exhibit C	—	Legal Description, County and Street Address of Property on which Fixtures are Located
Exhibit D	—	List of Pledged Securities
Exhibit E	—	Offices in which Financing Statements have been Filed
Exhibit F	—	Commercial Tort Claims

5.	Confirmatory Grant of Security Interest in United States Trademarks made by certain of the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule A	—	Registered Trademarks; Trademark and Service Mark Applications; Other Trademarks

6.	Certificates of Insurance listing the Administrative Agent as additional insured for all general liability and other liability policies of the Credit Parties.

B. CORPORATE DOCUMENTS

7.	Certificate of the Secretary or an Assistant Secretary of each Credit Party certifying (i) that there have been no changes in the Articles or Certificate of Incorporation, Certificate of Formation or other charter document of such Credit Party, as attached thereto and as certified as of a recent date by the secretary of state (or the equivalent thereof) of its jurisdiction of organization, if applicable, since the date of the certification thereof by such secretary of state (or equivalent thereof), if applicable, (ii) the By-Laws, Operating Agreement, or other applicable organizational document, as attached thereto, of such Credit Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors, Board of Managers, or other governing body of such Credit Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, and (iv) the names and true signatures of the incumbent officers of such Credit Party authorized to sign the Loan Documents to which it is a party, and, in the case of the each of the Borrower, authorized to request borrowings under the Credit Agreement.

8.	Good Standing Certificates (or the equivalent thereof) for each Credit Party from its respective jurisdiction of organization.

C. UCC DOCUMENTS

9.	UCC, tax and judgment lien search reports naming each Credit Party from the appropriate offices in the relevant jurisdictions.

10.	UCC financing statements naming each Credit Party as debtor and the Administrative Agent as secured party as filed with the appropriate offices in the relevant jurisdictions.

D. OPINIONS

11.	Opinion letter of Pillsbury Winthrop Shaw Pittman LLP, addressed to the Administrative Agent and the Lenders.

12.	Opinion letter regarding Kansas law of outside counsel for Midland Credit Management, Inc., addressed to the Administrative Agent and the Lenders.

E. CLOSING CERTIFICATES AND MISCELLANEOUS

12.	Payout or Termination Letter evidencing, to the Administrative Agent’s satisfaction, the termination of the Existing Credit Agreement, including, without limitation, the termination of all liens and security interests granted in connection therewith, together with UCC termination statements and other evidence of such Lien termination with respect thereto.

13.	Loan/Credit Related Money Transfer Instruction.

14.	A certificate signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V of the Credit Agreement shall be true and correct in all material respects as of such date and (c) no material adverse change in the business, Property, condition (financial or otherwise), operations or results of operations or prospects of the Borrower or any of its Subsidiaries has occurred since December 31, 2008.

APPENDIX A

Credit Parties; Good Standing Jurisdictions

Name of Debtor; Address; EIN; Organizational ID Number	Jurisdictions
ASCENSION CAPITAL GROUP, INC. 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 20-3246212 Org ID: 4008994	Delaware

ENCORE CAPITAL GROUP, INC. 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 48-1090909 Org ID: 3034002	Delaware

MIDLAND CREDIT MANAGEMENT, INC. 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 48-0581733 Org ID: 48421	Kansas

MIDLAND FUNDING LLC 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 20-2931611 Org ID: 3978393	Delaware

MIDLAND FUNDING NCC-2 CORPORATION 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 51-0488211 Org ID: 3683366	Delaware

MIDLAND INTERNATIONAL LLC 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 20-3246600 Org ID: 4008998	Delaware

MIDLAND PORTFOLIO SERVICES, INC. 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 20-2931681 Org ID: 3978399	Delaware

MRC RECEIVABLES CORPORATION 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 91-2090561 Org ID: 3329502	Delaware

MIDLAND INDIA LLC 8875 Aero Drive, Suite 200 San Diego, CA 92123 EIN: 20-2983656 Org ID: 1395219-2	Minnesota

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

Attached

Encore Capital Group, Inc.

Borrowing Base Certificate

As of:

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement (“Agreement”), among JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Agent”), the Lenders and Encore Capital Group, Inc. (“Borrower”), the Borrower is executing and delivering to Agent this Borrowing Base Certificate accompanied by supporting data (collectively referred to as the “Report”). Borrower represents and warrants to Agent that this Report is true and correct in all material respects, and is based on information contained in Borrower’s records. Borrower, by the execution of this Report, hereby certifies that, as of the Calculation Date set forth below, Receivables Portfolios included in the Borrowing Base referenced in such Borrowing Base Certificate are performing, in the aggregate, at a sufficient level to support the amount of such Borrowing Base.

(in thousands)

	Adj. Purchase Price	Total Collections to Date	Total Est. Collections	Total Life Coll.	Total Multiple
<2003
2003
2004
2005
2006
2007
2008
2009

Grand Total

Estimated Remaining Collections

Multiply: Advance Rate					30%

Initial Borrowing Base

Less: Existing Unsecured Notes (a)

Plus: Unrestricted Cash up to amount of Existing Unsecured Notes (a)

(1) ERC Borrowing Base calculation
(a) if Unsecured Notes are outstanding on or after June 19, 2010
Net Book Value of all Receivable Portfolios acquired on or after January 1, 2005
Multiply:					95%
(2) NBV Borrowing Base calculation

BORROWING BASE (lesser of (1) or (2) above)

ENCORE CAPITAL GROUP, INC.

By:
Name:	Ren Zamora
Title:	Director of Finance

EXHIBIT I

FORM OF COMMITMENT AND ACCEPTANCE

COMMITMENT AND ACCEPTANCE

Dated [            ]

Reference is made to the Credit Agreement, dated as of February 8, 2010 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Encore Capital Group, Inc., a Delaware corporation, as the Borrower (the “Borrower”), the Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.

Pursuant to Section 2.5.3 of the Credit Agreement, the Borrower has requested an increase in the Aggregate Revolving Loan Commitment from $             to $            . Such increase in the Aggregate Revolving Loan Commitment is to become effective on the date (the “Effective Date”) which is the later of (i)             ,              and (ii) the date on which the conditions precedent set forth in Section 2.5.3 in respect of such increase have been satisfied. In connection with such requested increase in the Aggregate Revolving Loan Commitment, the Borrower, the Administrative Agent and              (the “Accepting Bank”) hereby agree as follows:

1. Effective as of the Effective Date, [the Accepting Bank shall become a party to the Credit Agreement as a Lender and shall have all of the rights and obligations of a Lender thereunder and shall thereupon have a Revolving Loan Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Revolving Loan Commitment of the Accepting Bank under the Credit Agreement shall be increased from $             to the] amount set forth opposite the Accepting Bank’s name on the signature page hereof.

2. [The Accepting Bank hereby (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.]

3. The Borrower hereby represents and warrants that as of the date hereof and as of the Effective Date, (a) all representations and warranties shall be true and correct in all material respects as though made on such date and (b) no event shall have occurred and then be continuing which constitutes a Default or an Unmatured Default.

4. THIS COMMITMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

5. This Commitment and Acceptance Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Commitment and Acceptance Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENCORE CAPITAL GROUP, INC., as Borrower

By:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

COMMITMENT ACCEPTING BANK

$ [                    ]

By:
Title:

Reaffirmation of Guarantors

Each of the undersigned hereby acknowledges receipt of the foregoing Commitment and Acceptance. Capitalized terms used in this Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement referred to in the foregoing Commitment and Acceptance. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, the undersigned reaffirms the terms and conditions of the Guaranty dated as of February 8, 2010 executed by it and acknowledges and agrees that such Guaranty and each and every other Loan Document executed by the undersigned in connection with the Credit Agreement remain in full force and effect and are hereby ratified, reaffirmed and confirmed. All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so amended by the Commitment and Acceptance and as the same may from time to time hereafter be amended, modified or restated. The failure of any Guarantor to sign this Reaffirmation shall not release, discharge or otherwise affect the obligations of any of the Guarantors hereunder or under the Guaranty.

[ ], as a Guarantor

By:
Its:

[ ], as a Guarantor

By:
Its: